EXHIBIT 10.14

SUBLANDLORD:

SIERRA ONCOLOGY CANADA ULC

SUBTENANT:

SCOUGALL MANAGEMENT (1987) LIMITED

BUILDING:

Suite 2150

885 WEST GEORGIA STREET VANCOUVER, BC

S U B L E A S E

S U B L E A S E

This Sublease (the “Sublease”) date as of the  1st day of December 2020

BETWEEN

SIERRA ONCOLOGY CANADA ULC (The “Sublandlord”); and

SCOUGALL MANAGEMENT (1987) LIMITED (The “Subtenant”)

Sublandlord subleases to Subtenant a portion of the building known municipally as 885 West Georgia Street, Vancouver BC (the “Building”) on the terms and conditions below. Any capitalized terms that are not expressly defined shall have the meanings ascribed to them under the Head Lease.

1.	PREMISES

The subleased premises shall consist of eight thousand three hundred and forty seven (8,347) square feet of rentable area, being a portion of the 21st floor of the Building designated as Suite 2150, all as outlined in red on the floor plan attached as Schedule “A” (the “Premises”).

2.	TERM

The term of the Sublease (the “Term”) shall be for approximately two (2) years and one (1) month commencing on the Commencement Date (as hereinafter defined) and expiring on February 27, 2023 (the “Termination Date”).

3.	PRIOR ENTRY

For the purposes hereof, the term “Possession Date” shall mean the date on which all of the following have occurred (I) the parties shall have received a duly executed copy of the Head Landlord’s Consent (as hereinafter defined), (II) intentionally deleted, (III) Sublandlord shall have completed Sublandlord’s Work (as hereinafter defined) in accordance with the provisions hereof and notified Subtenant of the same, and (IV) Sublandlord shall have delivered the Premises to Subtenant in the condition required in Section 8 below; it being agreed that the Possession Date shall not occur earlier than December 1, 2020. For the purposes hereof, the term “Fixturing Period” shall mean the period commencing on the Possession Date and expiring on the 3-month anniversary of the Possession Date (the date immediately following such expiration of the Fixturing Period, the “Commencement Date”). Sublandlord shall use commercially reasonable efforts to cause the Possession Date to occur on December 1, 2020. The Subtenant and the Subtenant’s contractor shall have complete, vacant and exclusive access to, and use of, the Premises at all times during the Fixturing Period for the purpose of constructing the Subtenant’s Leasehold Improvements and installation of the Subtenant’s furniture, fixtures and equipment. There shall be no Base Rent (as hereinafter defined) and/or Additional Rent (as hereinafter defined) due and payable during the Fixturing Period. In the event the Subtenant completes its Leasehold Improvements and any other initial work required by Subtenant in all or part of the Premises prior to the Commencement Date, then the Subtenant shall be permitted from and after such date to occupy and carry on business from such portion or whole of the Premises provided that during both the Fixturing Period and during such period after completion of Subtenant’s Leasehold Improvements but before the Commencement Date, all terms of the Sublease shall be in full force and effect, save only that there shall be no Base Rent and Additional Rent payable in any event whatsoever prior to the Commencement Date.

4.	BASE RENT

Beginning on the Commencement Date, the Subtenant shall pay to the Sublandlord base rent (the “Base Rent”) in equal monthly installments in advance on the first day of each calendar month of the Term at the following rates:

Years 1 to Termination Date: Thirty Dollars ($30.00) per square foot; $250,410.00 per annum; $20,867.50 per month.

In the event the Commencement Date occurs on a day that is not the first day of a calendar month, the Base Rent for the partial month from the Commencement Date to the first day of the following calendar month shall be prorated.

All Base Rent, Additional Rent, the Deposit (as hereinafter defined), and any other sums due and payable under this Sublease shall be by electronic funds transfer using banking information (and other information reasonably required for Subtenant to accomplish payment) provided by Sublandlord to Subtenant as of the date hereof.

5.	ADDITIONAL RENT

Subject to the applicable provisions hereof and of the lease dated June 12, 2017 (the “Head Lease”) between VAN885 West Georgia LP, by its general partner, VAN885 West Georgia GP Ltd. and ONTREA Inc., both by their duly authorized agent, The Cadillac Fairview Corporation Limited (collectively, the “Head Landlord”), as landlord, and Sublandlord, as tenant, the Subtenant shall pay to the Sublandlord, as Additional Rent, all Business Tax and its Proportionate Share of Taxes and Operating Costs (including without limitation utilities) for the Building, which Additional Rent is estimated, for the calendar year of 2020, at $24.50 per square foot of Rentable Area per annum for the Premises (the “Additional Rent”). The Sublandlord shall provide the Subtenant with the Head Landlord’s estimate of the amount of such Taxes and Operating Costs and utilities at the commencement of each calendar year as prescribed and outlined in Section 2.05 of the Head Lease and bill the Subtenant its Proportionate Share of such Taxes and Operating Costs incurred under the Head Lease in monthly instalments in advance on the first day of each calendar month, which amounts shall be subject to review and adjustment at year end in accordance the Head Landlord’s Additional Rent adjustments as further outlined in the Head Lease. For avoidance of doubt, this Sublease is a completely net sublease to the Sublandlord, except as expressly set forth hereunder. Except to the extent caused by the acts or omissions of Sublandlord or any of its agents, contractors and employees, the Sublandlord shall not be responsible for any expenses or outlays of any nature arising from or relating to the Premises, or the use and occupancy thereof, or the contents thereof or the business carried on therein. The Subtenant shall pay all charges, impositions and outlays of every nature and kind relating to the Premises accruing from and after the Commencement Date, except as expressly set forth hereunder and except to the extent any such charges, impositions, and outlays are due to the acts or omissions of Sublandlord or any of its agents, contractors and employees.

6.	OCCUPANCY DELAY

Notwithstanding anything herein to the contrary, should Sublandlord fail to cause the Possession Date to occur by December 15, 2020 through no fault of the Subtenant, then Subtenant shall be provided with one (1) day(s) of free Base Rent for every day the Possession Date shall not have occurred beyond December 15, 2020; it being agreed that such Base Rent credit shall be applied following the Commencement Date such that Subtenant shall receive the benefit of the same. Notwithstanding anything herein to the contrary, in the event that the Possession Date shall not have occurred on or before February 1, 2021, then the Subtenant shall have the option, in its sole and absolute discretion, to terminate this Sublease.

7.	USE

The Subtenant may use the Premises for all uses permitted under the Head Lease, including, without limitation, general office use. The Subtenant shall at all times use the Premises and otherwise be in compliance with (i) all applicable Federal, Provincial, and City of Vancouver laws and regulations enacted, adopted, and/or amended as of and after the Commencement Date; and (ii) all applicable by-laws, rules, and regulations applicable to the Building, Lands, and Premises including without limitation Section 1.05 of the Head Lease and the rules and regulations set forth in Exhibit D to the Head Lease. Notwithstanding anything in the Head Lease and in this Sublease to the contrary, the Subtenant shall not be required to perform any Alterations to the Building or Building systems to comply with any applicable laws unless (i) any such Alteration is required by reason of Alterations having been performed by, through or at the Subtenant’s request, or (ii) such Alteration is required by reason of the specific manner of the use of the Premises by the Subtenant (as opposed to the mere use of the Premises for the uses permitted under this Section 7).

8.	CONDITION OF PREMISES

Subject to the following grammatical paragraph, the Subtenant acknowledges that it has thoroughly inspected the Premises and agrees that, as of the Possession Date, Subtenant accepts the Premises in its “as is with all faults” but broom-clean and vacant condition and that Sublandlord has no obligation whatsoever to perform any leasehold or other tenant improvements to prepare the Premises for the Subtenant’s occupancy, other than Sublandlord’s Work described in this Sublease. Subtenant acknowledges that, except as otherwise expressly set forth herein, neither Sublandlord nor any agent of Sublandlord has made any representation as to the condition of the Subleased Premises or their suitability for the conduct of Subtenant's business, and Subtenant waives any implied warranty that the Premises are suitable for Subtenant’s intended purpose. SUBLANDLORD AND SUBTENANT ACKNOWLEDGE AND AGREE THAT BY THEIR EXECUTION OF THIS SUBLEASE THE TERMS OF THIS SECTION HAVE BEEN SPECIFICALLY NEGOTIATED AND AGREED UPON.

The Sublandlord represents and warrants that, as of the date hereof, to the best of its actual knowledge (without any duty to investigate), (i) the Base Building services, including HVAC, electrical, plumbing, sprinklers, life safety systems and telecommunication systems are in good working order and repair and (ii) no asbestos or other Hazardous Substances exist in the Premises. The Sublandlord represents and warrants that it has not received any notice from a governmental authority or from Head Landlord that the Premises or the Building are in violation of any applicable laws. The phrase “to the best of its actual knowledge” as used in this Sublease means the actual knowledge only, and not any implied, imputed or constructive knowledge, of the Executive Committee of Sublandlord (who would be advised of any issues at the Premises related to Building system and safety), without any independent investigation having been made.

Throughout the Sublease Term and any extensions thereof, the Subtenant shall be permitted to modify existing Leasehold Improvements and/or install new Leasehold Improvements and perform any other Alterations in the Premises, at its sole expense and in a good and workmanlike manner so long as such modifications or new Leasehold Improvements comply with Article V of the Head Lease, and so long as Subtenant obtains Sublandlord’s (and, as applicable under the Head Lease, Head Landlord’s) written approval of all plans and specifications with respect thereto; it being agreed, however, that (I) Sublandlord shall cooperate with Subtenant to obtain any required approvals under the Head Lease from Head Landlord, and (II) if Sublandlord’s approval is required, Sublandlord’s approval shall not be unreasonably withheld, conditioned or delayed. Other than Sublandlord’s reasonable out of pocket costs to review plans and specifications of requested Leasehold Improvements or Alterations, there shall be no charges, administration fees or any other coordination fees charged by the Sublandlord for the supervision of any work performed by or on behalf of Subtenant in the Premises. During construction of any modification or new Leasehold Improvements, Subtenant or its general contractor shall procure and maintain in effect all insurance coverages required under the Head Lease.

9.	SUBLANDLORD’S WORK

The Sublandlord agrees to comply with and diligently perform at its sole cost and expense the following work in a good and workerlike manner in compliance with all applicable laws, hereinafter collectively described as “Sublandlord’s Work”. The Sublandlord’s Work shall include:

a.	all existing data cabling to be left in good working order and available for the Subtenants use.
b.	floors to be free of debris, in clean, broom swept condition;
c.	the existing lighting and light fixtures are in good working order;
d.	the existing blinds are in good working order; and
e.

ensure that the Premises is in compliance with all requirements of applicable municipal by-laws, building codes and fire, health and other regulations and all relevant provincial and federal legislation and regulations.

10.	TENANT’S CONSTRUCTION MANUAL AND AS BUILT CAD DRAWINGS

Within five (5) business days of the date of this Sublease set forth above, the Sublandlord shall use reasonable efforts to locate any existing as built CAD drawings for the Premises and shall provide Subtenant with the same.

11.	RESTORATION/MAKE GOOD; SURRENDER; HOLDOVER

Notwithstanding anything to the contrary contained herein or in the Head Lease, upon the expiration or earlier termination of the Term, Subtenant shall have no obligation to remove Leasehold Improvements and Alterations (including, without limitation, walls, plumbing and lighting fixtures) that exist in or about the Premises as of the Possession Date (it being agreed that Sublandlord shall, at its sole cost and expense, be responsible for any required removal of the same pursuant to the Head Lease unless otherwise agreed to by the parties). Notwithstanding the foregoing, Subtenant shall be obligated to remove any Leasehold Improvements and Alterations from the Premises that were installed by Subtenant from and after the Possession Date, so long as the same are required to be removed under the Head Lease, unless Sublandlord, Subtenant, and Head Landlord expressly agree otherwise in writing. Subject to Section 19 hereof, except as otherwise expressly provided above and except as otherwise expressly agreed to among Sublandlord, Subtenant and Head Landlord in writing, Subtenant shall, on the last day of the Term of this Sublease, or upon any earlier termination, remove all of the furniture, furnishings, Subtenant’s personal property, Trade Fixtures, and equipment and surrender to Sublandlord the Premises and all improvements to the Premises broom clean in good order, condition and state of repair, reasonable wear and tear and damage by casualty excepted. Subtenant acknowledges and agrees that the Term expires on the day before the Head Lease term expires and that Subtenant has no right to hold over or occupy the Premises past the expiration of the Term. In the event of any unauthorized holding over, Subtenant shall indemnify and hold Sublandlord harmless from any and all damages arising from or related to such holdover.

12.	SUBLANDLORD DEFAULT; SUBTENANT’S REMEDIES

In the event Sublandlord shall be in default of any of its covenants or obligations under the Sublease following notice thereof and a reasonable period of time to cure (not to exceed 30 days), unless such default is such that it cannot be cured within 30 days, in which case, the cure period shall be extended so long as Sublandlord commences cure within such 30-day period and pursues such cure diligently to completion. If Sublandlord fails to cure such default within the periods prescribed above, Subtenant shall have the right to perform the same on behalf of Sublandlord and any costs and expenses incurred by Subtenant in connection with such performance shall be reimbursed by Sublandlord to Subtenant within thirty (30) days following receipt of an invoice therefor. If Sublandlord fails to so reimburse Subtenant within such period, then Subtenant shall have the right to offset all such unreimbursed costs against the upcoming instalments of Base Rent and Additional Rent.

13.	SUBTENANT DEFAULT; SUBLANDLORD’S REMEDIES. Any of the following occurrences shall constitute a default by Subtenant:

13.1Failure to Pay Money When Due. If Subtenant fails to make any payment of Base Rent or any other payment required to be made by Subtenant hereunder, as and when due, and such default shall continue for a five (5) day period after written notice from Sublandlord of such failure.

13.2Other Breaches. If Subtenant fails to observe or perform any other provision of this Sublease (other than failure to pay Base Rent), including compliance with any applicable rules and regulations, and such default is not rectified within a thirty (30) day period after written notice from Sublandlord (stating with reasonable particularity the nature of such default), unless such default is of a nature that it cannot be cured within such 30 day period, in which case, the cure period shall be extended so long as Subtenant commences cure of such default within such 30 day period and pursues to cure such default diligently to completion. The 30-day grace period shall not apply to Sublandlord’s right to exercise remedies under Section 13.3(a) with respect to Subtenant’s breach of its obligations to maintain the required insurance coverages in full compliance with this Sublease.

13.3Sublandlord’s Remedies. If Subtenant commits a default under this Sublease, continuing beyond applicable notice and cure periods as provided above, Sublandlord may do any one or more of the following:

a.

Cure the default and charge the costs to Subtenant, in which case Subtenant shall pay such costs as additional rent promptly on demand, together with interest thereon at the rate of twelve percent (12%) per year or the highest rate permitted by law, whichever is less.

b.	Terminate this Sublease.

c.	Enter and take possession of the Premises and remove Subtenant and all other persons and any property from the Premises, with process of law.
d.

Hold Subtenant liable for and collect rent and other indebtedness owed by Subtenant to Sublandlord or rent that would have accrued during the remainder of the Term had there been no default, less any sums Sublandlord receives by reletting the Subleased Premises.

e.	Hold Subtenant liable for that part of the following sums paid by Sublandlord that are attributable to the remainder of the Term:

(i)Customary broker's fees incurred by Sublandlord in reletting part or all of the Premises;

(ii)The cost of removing and storing Subtenant's property;

(iii)The cost of repairs and alterations reasonably necessary to put the Premises in a condition reasonably acceptable to a new subtenant; and

(iv)Other necessary and reasonable expenses incurred by Sublandlord in enforcing its remedies.

14.	HEAD LEASE

14.1Good Standing and Enforcement. A copy of the Head Lease is attached to this Sublease as Schedule “B.” Sublandlord represents and warrants to its actual knowledge that (a) the Head Lease is in good standing and has not been modified, (b) there are no agreements other than the Head Lease between Head Landlord and Sublandlord concerning the use of the Premises, and (c) Sublandlord has not received notice of any breach or default of the Head Lease by Sublandlord that has not been cured as of the date of this Sublease and no event has occurred which with notice or passage of time or both would constitute a default under the Head Lease. Sublandlord shall keep the Head Lease in full force and effect during the Term hereof and without default or amendment, and to remedy all breaches of the Head Lease. Sublandlord shall take all commercially reasonable steps to (I) assist Subtenant as Subtenant may from time-to-time request, in obtaining services and utilities from Head Landlord pursuant to the Head Lease, (II) enforce Sublandlord’s rights against Head Landlord under the Head Lease for the benefit of Subtenant upon Subtenant’s request therefor (and to promptly forward to Head Landlord any notices or requests for consent as Subtenant may reasonably request and to make such requests on behalf of Subtenant), and (III) enforce the performance of the terms, covenants and conditions of the Head Lease by Head Landlord throughout the Term (including, without limitation, exercising all of its rights and remedies available under the Head Lease). Sublandlord hereby represents and warrants to Subtenant that it has the right and authority to enter into this Sublease subject to Head Landlord’s consent.

14.2Subordination. Subject to the provisions of this Sublease, except as herein otherwise expressly provided, this Sublease is subject and subordinate to the Head Lease, to all ground and underlying leases, to all mortgages and deeds of trust which may now or hereafter affect the Building, and to any and all renewals, modifications, consolidations, replacements and extensions thereof. Sublandlord agrees not to effect any modification or amendment of the Head Lease without the written consent of Subtenant (which consent may be given or withheld in Subtenant’s sole and absolute discretion). As of the date hereof, to the best of Sublandlord’s actual knowledge, Seller represents and warrants that it is not aware of any such ground or underlying leases which affect the Building.

Subtenant agrees, upon request of Sublandlord, at any time or times, to execute and deliver to Sublandlord any and all instruments (in form and substance reasonably acceptable to Subtenant) as shall be required by Head Landlord to effect a subordination of this Sublease to the lien of any mortgage, deed of trust, or comparable security instrument in accordance with and subject to the terms of the Head Lease.

14.3Adherence to Terms of Head Lease. Subject to the provisions of this Sublease, except as herein otherwise expressly provided and except as may be inconsistent with the provisions of this Sublease (it being agreed that in the case of such inconsistency, the last grammatical paragraph of this Section 14.3 shall govern), Subtenant agrees to be bound by all obligations and responsibilities of Sublandlord as tenant under the Head Lease. Notwithstanding anything herein to the contrary, the parties agree that the following provisions of the Head Lease are inconsistent with the terms of this Sublease and therefore are not incorporated into this Sublease and shall be inapplicable to this Sublease: Sections 1.01(e), (f), (g), and (i), Section 2.01(b), Section 2.02, Section 2.08(c), Section 2.09, Section 2.12, Section 3.02(b), Sections 5.05(c) and (d), Section 11.06, Section 11.16, Section 11.17, Section 11.22, Section 11.23, and Section 11.26. Subtenant shall neither do nor permit anything to be done that would cause the Head Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Head Landlord under the Head Lease. Except to the extent caused by the acts or omissions of Sublandlord, Subtenant shall defend, indemnify and hold Sublandlord harmless from and against any breach of its obligations under the preceding provisions of this Section, including without limitation attorneys’ fees and costs, including on appeal.

Sublandlord hereby grants to Subtenant the right to receive all of the services and benefits with respect to the Premises which are to be provided by Landlord, if any, under the Lease with respect to the Premises during the term of this Sublease.

Sublandlord agrees to pass through to Subtenant all benefits of any rent abatements or rent relief that it shall receive from the Head Landlord pursuant to the Head Lease, including, without limitation, any rent relief provided pursuant to a government relief program.

The parties hereto agree that, as between Sublandlord and Subtenant, in the event of any conflict between the provisions of the Head Lease and the provisions of this Sublease, the provisions of this Sublease shall govern and control.

15.	RIGHT TO ASSIGN & SUBLEASE

Subtenant shall not sublet all or any portion of the Premises, grant any occupancy rights thereto, or assign this Sublease by operation of law or otherwise, for any period of time without first obtaining Sublandlord’s and Head Landlord’s written consent which may be given or withheld in accordance with Section 8.01 of the Head Lease. No subletting, assignment or other transfer under this Section shall relieve Subtenant of any liability under this Sublease, and no consent to any such transfer shall operate as a waiver of the necessity for consent to a subsequent transfer. Upon Sublandlord’s request, Subtenant promptly shall provide Sublandlord with copies of any instruments of transfer. Request for a sublease, assignment or other transfer shall not relieve Subtenant of the obligation to comply with the terms of this Section for subsequent proposed transfers.

Notwithstanding anything herein to the contrary, (A) Subtenant may, without the Sublandlord’s consent assign this Sublease or sublet the Premises in whole or in part to any holding body corporate, subsidiary body corporate, affiliated company or partnership, or any other partnership, and to any company or partnership with which the Subtenant has merged, amalgamated, consolidated or has split, as defined in the Canada Business Corporations Act as of the Commencement Date, provided that the Subtenant notifies the Sublandlord in writing and remains jointly and severally responsible for the fulfilment of this Sublease obligations, (B) a change of control of Subtenant (or its affiliate) shall not be deemed to be a transfer of this Sublease and shall not require Sublandlord’s consent, and (C) Subtenant shall have right to assign this Sublease or to sublet all or part of the Premises to a Related Entity (as hereinafter defined) without Sublandlord’s prior consent but upon written notice to the Sublandlord. A “Related Entity” means a corporation, partnership or other entity that: (i) holds controlling interest in the Subtenant, (ii) is controlled by the same entity that has controlling interest in the Subtenant, (iii) is wholly owned by the Subtenant; and/or (iii) is a successor entity of the Subtenant.

Notwithstanding anything herein to the contrary, subject to Head Landlord’s Consent, (I) Sublandlord and Subtenant agree that the Premises may be occupied and used by the Subtenant and the law firm of Cassels Brock & Blackwell LLP and any other Related Entity along with any such entity’s partners, employees, counsel, consultants and contractors (“Permitted Occupants”) without such occupation and use constituting an assignment of this Sublease or a sub-sublease of the Premises and (II) any withdrawal, admission, retirement, death, incompetency or bankruptcy of any partner(s) or member(s) of Subtenant or its affiliates (including, without limitation, Cassels Brock & Blackwell LLP) or the reallocation of equity, ownership, voting or other interests in Subtenant (or its affiliates) among partners or members shall not be deemed a transfer hereunder and shall not require Sublandlord’s consent. Notwithstanding anything to the contrary in this Section including the occupation and use of the Premises by Permitted Occupants as described in this Section (e.g., any payment or other arrangements Subtenant may have with Permitted Occupants to use or occupy the Premises), Subtenant shall at all times remain fully and solely responsible as Subtenant to comply with the terms of this Sublease and Subtenant’s indemnity obligations under Section 16 below shall apply to the acts, omissions, and willful misconduct of any and all Permitted Occupants.

16.	INDEMNIFICATION

Subject to Section 21 below, Subtenant will defend, indemnify and hold harmless Sublandlord and Head Landlord from any claim, liability or suit, including attorney fees, on behalf of any party for any injury or damage occurring in or about the (a) Premises from any cause whatsoever, except to the extent caused by the negligence or intentional misconduct of Sublandlord or Head Landlord (or any of their respective agents, contractors or employees) and (b) Building, if and to the extent such damage or injury was caused by any act, omission (where there is a duty to act), negligence or intentional act of Subtenant, Subtenant's agents, employees, servants, customers, clients, contractors, or invitees, or Permitted Occupants.

Subject to Section 21 below, Sublandlord shall defend, indemnify and hold harmless Subtenant and its officers, directors, members, managers, employees, contractors, and agents, from any claim, liability or suit, including attorney fees, on behalf of any party for any breach of Sublandlord’s representations hereunder and for any default by Sublandlord of any of its covenants and obligations hereunder, except to the extent caused by the negligence or intentional misconduct of Subtenant (or any of its agents, contractors or employees), or any Permitted Occupant.

17.	PHYSICAL OCCUPANCY

During the Term, the Subtenant shall not be obligated to physically occupy the Premises except as required under the Head Lease; provided, however, that Subtenant shall in all cases be responsible to pay all Base Rent and Additional Rent as required under this Sublease.

18.	PARKING

The Subtenant shall have the right, but not the obligation, to exclusively access and use the unreserved parking spaces as provided under Section 11.24 of the Head Lease; it being agreed, however, that for purposes of this Sublease, the Required Conditions (as such term is defined in the Head Lease), shall not be applicable. The Subtenant may exercise such right with respect to any or all of such parking spaces at any time through the Term upon 15 days’ notice to the Sublandlord.

The Subtenant may terminate such use with respect to any or all such parking spaces with the Sublandlord at any time through the Term upon 15 days’ notice. During any period during the Term that Subtenant elects not to use the parking spaces provided for under Section 11.24 of the Head Lease, Sublandlord may use such parking spaces; provided, however, that Subtenant shall not be responsible for any charges, rates or fees for any parking spaces that Subtenant does not elect to so access and use. Except as provided above, Sublandlord shall not, and shall not permit other parties to, use such parking spaces during the Term.

19.	FURNITURE AND EQUIPMENT

Sublandlord shall leave at the Premises as of the Possession Date the following furniture, fixtures, and equipment of Sublandlord that shall become the property of Subtenant as of the Possession Date at no cost or expense to Subtenant: all furniture, fixtures and equipment listed on Schedule “C” annexed hereto (“Retained FF&E”); it being agreed that title to the Retained FF&E shall vest in Subtenant as of the Possession Date and such transfer of title shall occur automatically. Sublandlord hereby represents and warrants that the Retained FF&E shall be free and clear of all encumbrances, and at Subtenant’s request, Sublandlord shall execute a bill of sale in a form reasonably acceptable to both parties memorializing the title transfer of the Retained FF&E from Sublandlord to Subtenant.

Sublandlord shall, at its sole cost and expense, remove from the Premises before the Possession Date all furniture, fixtures and equipment that are currently located in the Premises and not specifically identified on Schedule “C” annexed hereto (collectively, “Removed FF&E”). Sublandlord shall repair any damage caused by the removal of the Removed FF&E before the Possession Date.

20.	WAIVER OF EXTENSION/RENEWAL OPTIONS

Sublandlord and Subtenant agree that Subtenant may negotiate and enter into a direct lease with Head Landlord with respect to the Premises for a term that shall commence upon the expiration of this Sublease Term. Notwithstanding anything to the contrary contained in the Head Lease, Sublandlord waives any and all rights and options it may have under the Head Lease to extend or renew the term under the Head Lease, including, without limitation, the option and right granted under Section 11.25 of the Head Lease; it being agreed that as an inducement to Subtenant to enter into this Sublease, Sublandlord agrees that it hereby waives and shall not exercise any such renewal or extension rights under the Head Lease. Sublandlord hereby indemnifies and holds Subtenant harmless from all costs and expenses incurred by Subtenant as a result of Sublandlord’s failure to abide by the provisions of this Section 20.

21.	INSURANCE; MUTUAL WAIVER; WAIVER OF SUBROGATION

The Sublandlord shall continue to maintain the required insurance coverage pursuant to Article VI of the Head Lease, as tenant under the Head Lease. The Subtenant shall, during any period of occupancy, at its sole cost and expense, obtain and maintain for the Term insurance policies in the amounts required under Article VI of the Head Lease and naming Sublandlord and Head Landlord as additional insured. Subtenant shall not be permitted to take possession of the Premises until such time as the Subtenant has provided the Sublandlord with a certificate of insurance demonstrating that such insurance has been obtained. Notwithstanding anything herein to the contrary, Sublandlord and Subtenant each release and relieve the other, and waive their entire rights of recovery for any injury or death to any person or for any loss or damage to property located within or constituting a part or all of the Premises or the Building to the extent that such injury, death, loss or damage is covered by (a) the injured party's insurance, or (b) the insurance the injured party is required to carry under this Sublease (and the Head Lease by incorporation by reference), whichever is greater. This waiver applies regardless of whether the loss is due to the negligent acts or omissions of Sublandlord or Subtenant, or their respective officers, directors, employees, agents, contractors, or invitees. Each of Sublandlord and Subtenant shall have their respective property insurers endorse the applicable insurance policies to reflect the foregoing waiver of claims. Additionally, (i) Sublandlord and Subtenant shall each ensure that all of their insurance policies required to be maintained hereunder shall contain a waiver by the insurer of any rights of subrogation to which such insurer might otherwise be entitled against Sublandlord or Subtenant, as the case may be, or any person for whom Sublandlord or Subtenant, as the case may be, are in law responsible and (ii) Sublandlord and Subtenant, as the case may be, shall ensure that all of their respective insurance policies required to be maintained hereunder shall contain a waiver by the insurer of any rights of subrogation to which such insurer might otherwise be entitled against Sublandlord, Subtenant, or any person for whom Sublandlord or Subtenant are in law responsible.

22.	CONDITIONS — HEAD LANDLORD CONSENT AND NDA

Sublandlord shall request Head Landlord’s consent of this Sublease with reasonable promptness following the parties’ execution and delivery of this Sublease and Sublandlord shall use its commercially reasonable efforts to obtain such consent, at its sole cost and expense. Sublandlord and Subtenant shall negotiate and enter into a consent to this Sublease with the Head Landlord in form and substance reasonably satisfactory to the parties thereto (the “Head Landlord’s Consent”). If such consent is denied by Head Landlord, this Sublease shall thereupon terminate and be of no further force or effect.

Within reasonable promptness following the parties execution and delivery of this Sublease and the Head Landlord’s Consent, Sublandlord shall request that Head Landlord enter into a non- disturbance and recognition agreement with Subtenant with respect to the Sublease and Premises in form and substance reasonable acceptable to the Head Landlord, Sublandlord, and Subtenant.

23.	SALES TAX

Federal and Provincial sales tax, if applicable, shall be added to all amounts referred to in this Sublease.

24.	DEPOSIT

Within two (2) business days of the date Head Landlord’s Consent of this Sublease is fully-executed, Subtenant shall pay to Sublandlord the following deposit (the “Deposit”):

A sum equal to two (2) months Net Rent and Additional Rent plus applicable sales taxes paid by cheque. Half of the Deposit shall be applied to the first month of Base Rent; and the balance held as security and applied to the last month of Base Rent during the Term.

25.	ESTOPPEL CERTIFICATES

Upon Sublandlord’s request, Subtenant agrees to, within twenty (20) days after request, execute and deliver to Sublandlord an estoppel certificate in a form reasonably acceptable to Sublandlord and Subtenant, with appropriate exceptions to the statements therein. Subtenant acknowledges that a purchaser or lender may rely upon the truth of the matters set forth in any such estoppel certificate.

26.	NOTICE

Any notice under this Sublease must be in writing and be personally delivered, delivered by recognized overnight courier service or given by mail or email. Any notice given by mail must be sent, postage prepaid, by certified or registered mail, return receipt requested. All notices must be addressed to the parties at the following addresses or at such other addresses as the parties may from time to time direct in writing:

Sublandlord:	SIERRA ONCOLOGY CANADA ULC
Attn: Justine Clark, Manager HR Operations
355 Burrard Street, Suite 1000
Vancouver, BC V6C 2G8
Email: jclark@sierraoncology.com
With a copy to:	SIERRA ONCOLOGY CANADA ULC
Attn: Christina Thomson, General Counsel
355 Burrard Street, Suite 1000
Vancouver, BC V6C 2G8
Email: cthomson@sierraoncology.com
Summit Law Group, PLLC
315 5th Avenue S, Suite 1000
Seattle, WA 98104
Email: ians@summitlaw.com
Subtenant:	SCOUGALL MANAGEMENT (1987) LIMITED
Suite 2100,
Scotia Plaza
40 King St West,
Toronto, Ontario
M5H 3C2
Attn: Chief Operating Officer
Email: JTsiofas@cassels.com

With a copy to:	SCOUGALL MANAGEMENT (1987) LIMITED
Suite 2100,
Scotia Plaza
40 King St West,
Toronto, Ontario
M5H 3C2
	Attention:	Managing Partner
Email: MBennett@cassels.com

Any notice will be deemed to have been given, if personally delivered, when delivered, and if delivered by overnight courier service (e.g., FedEx), one (1) business day after deposit with such overnight courier service, and if mailed, two (2) business days after deposit at any post office in Canada, and if delivered via email, the same day such email is verified as sent; provided that if any such verification occurs after 5 p.m. Pacific Time on a business day, or at any time on a Saturday, Sunday or holiday, such verification will be deemed to have occurred as of 9 a.m. Pacific Time on the following business day.

27.	ENTIRE AGREEMENT; MERGER AND WAIVER

This Sublease supersedes and cancels all previous negotiations, arrangements, offers, agreements or understandings, if any, between the parties. This Sublease expresses and contains the entire agreement of the parties and there are no express or implied representations, warranties or agreements between them, except as contained in this Sublease. This Sublease may not be modified, amended or supplemented except by a writing signed by both Sublandlord and Subtenant. No consent given or waiver made by Sublandlord of any breach of Subtenant of any provision of this Sublease shall operate or be construed in any manner as a waiver of any subsequent breach of the same or of any other provision.

28.	BENEFIT

This Sublease shall benefit and bind the parties hereto and their respective successors and assigns.

29.	SEVERABILITY

If any provision of this Sublease is found to be unenforceable, the remainder of this Sublease shall not be affected thereby.

30.	AMENDMENTS

This Sublease may be amended or modified only by a written instrument executed by Sublandlord and Subtenant.

31.	ATTORNEY FEES

In any action filed in connection with a dispute concerning the meaning, interpretation, or enforcement of any provision of this Sublease, the party not prevailing in the dispute shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights under this Sublease.

32.	AUTHORITY

Each individual executing and delivering this Sublease represents and warrants that she/he has the authority to do so and to bind Sublandlord and Subtenant, respectively, to this Sublease.

33.	LIMITATION OF LIABILITY

Notwithstanding anything herein to the contrary, neither party hereto shall be liable for any indirect or consequential damages. Notwithstanding anything to the contrary contained in this Sublease or the Head Lease, no past, current or future partner, member, manager, officer, director or shareholder of Subtenant or Sublandlord will have any personal liability under this Sublease or be personally liable for breach of any covenant or obligation of Subtenant or Sublandlord, respectively, under this Sublease, and neither Sublandlord nor Subtenant shall have recourse against the assets of any such person for any payment due under this Sublease or for damages awarded Sublandlord or Subtenant, respectively as a result of Sublandlord’s or Subtenant’s breach of this Sublease.

34.	RISK

Except as otherwise expressly provided in this Section, all of Subtenant's personal property of any kind or description whatsoever in the Premises or Building shall be at Subtenant's sole risk.

Sublandlord and Head Landlord shall not be liable for any damage done to or loss of such personal property, injury to person or damage or loss suffered by the business or occupation of Subtenant arising from any acts or neglect of co-tenants or other occupants of the Building, or of any other persons, or from bursting, overflowing or leaking of water, sewer or steam pipes, or from the heating or plumbing or sprinkler fixtures, or from electric wires, or from gas, or odors, or caused in any other manner whatsoever unless and to the extent the damage is caused by the willful misconduct or negligence of Sublandlord or Head Landlord (or any of their agents, contractors or employees) or breach of Sublandlord's obligations under this Sublease.

35.	REPRESENTATION

Each of Sublandlord and Subtenant acknowledge that Salespersons Stan Krawitz (Savills Inc.) and co-broker Jon Bishop (Devencore Company Ltd.) (the “Subtenant’s Agent”) represents the Subtenant in this transaction and Salespersons John Wu and Destry Straight (Devencore Company Ltd) are designated agents for the Sublandlord. All brokerage fees in connection with this transaction shall be paid by the Sublandlord. It is agreed that the Subtenant Agent’s portion of the commission shall be an amount equal to two (2) months achieved Base Rent and Additional Rent plus GST and shall be payable by the Sublandlord upon the Commencement Date and the payment of the first monthly installment of rent hereunder. Sublandlord and Subtenant each acknowledge that the information provided by the Sublandlord’s designated agent is not to be construed as expert legal, tax or environmental advice and the parties are cautioned not to rely on any such information without seeking specific legal, tax or environmental advice with respect to their unique circumstances.

36.	SCAN EMAIL AND COUNTERPARTS

The Sublandlord and Subtenant acknowledge that this Sublease may be by email and signed on a scanned and emailed copy (e.g., an Adobe .pdf). Both parties accept the scanned and emailed copy as a legal and binding document. This Sublease may be executed in any number of counterparts and all such counterparts shall, for all purposes, constitute one agreement as of the date first indicated above binding on all the parties hereto notwithstanding that all parties are not signatories to the same counterpart, provided that each party has signed at least one counterpart.

Time is of the essence of this Sublease and each part of it.

[SIGNATURE PAGE FOLLOWS; REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The Subtenant has executed this Sublease at Toronto this 3rd day of December, 2020.

SCOUGALL MANAGEMENT (1987) LIMITED

DocuSigned by:
Per:	/s/ John Tsiofas
John Tsiofas
Chief Operating Officer

The Sublandlord has executed this Sublease at Vancouver this 1st day of December, 2020.

SIERRA ONCOLOGY CANADA ULC

DocuSigned by:
Per:	/s/ Stephen Dilly
Stephen Dilly
President & Chief Executive Officer

SCHEDULE “A”

Hornby Street lane

SCHEDULE “B”

COPY OF HEAD LEASE

Schedule B-1

H S B C BUILDING

OFFICE LEASE

BETWEEN

VAN885 WEST GEORGIA LP by its general partner,
VAN885 WEST GEORGIA GP LTD. and ONTREA INC.,
both by their duly authorized agent,
THE CADILLAC FAIRVIEW CORPORATION LIMITED

(Landlord)

-AND-

SIERRA ONCOLOGY CANADA ULC

(Tenant)

HSBC Building
885 West Georgia Street
Vancouver, British Columbia

-i-

-ii-

THIS LEASE is dated the 12th day of June, 2017

B E T W E E N:

VAN885 WEST GEORGIA LP by its general partner,

VAN885 WEST GEORGIA GP LTD. and ONTREA INC.,

both by their duly authorized agent,

THE CADILLAC FAIRVIEW CORPORATION LIMITED

(collectively, the "Landlord")

- and -

SIERRA ONCOLOGY CANADA ULC

(the "Tenant")

ARTICLE I - BASIC PROVISIONS

Section 1.01 Term Sheet

The following are certain basic terms and provisions which are part of, may be referred to and are more fully specified in this Lease. If there is a discrepancy between the terms and provisions of this Section  1.01 and any other Section of the Lease, the provisions of such other Section of the Lease shall prevail.

(a)	Building:	HSBC Building, 665 West Georgia Street, Vancouver, British Columbia
(b)	Premises Number	Suite 2150, located on the 21st floor of the Building .
(c)	Rentable Area of Premises:	Approximately Eight Thousand Three Hundred Forty Seven (8,347) square feet.
(d)	BOMA Standard:	ANSI Z65.1-1980.
(e)	Term :	Subject to Section 11.25, the Term of this Lease is five (5) years from the 1st day of March, 2018 (the "Commencement Date") to the 28th day of February 2023.
	Extension of Term:	1 x 5 Years, subject to Section 11.25.
(f)	Net Rent:	(i) during the period of the Term from the Commencement Date to and including February 28, 2019, THIRTY THREE DOLLARS ($33.00) per square fool of the Rentable Area of the Premises per annum;
(ii) during the period of the Term from March 1, 2019 to and including February 29, 2020, THIRTY THREE DOLLARS FIFTY CENTS ($33.50) per square fool of the Rentable Area of The Premises per annum;
(iii) during the period of the Term from March 1, 2020 to and including February 28, 2021, THIRTY FOUR DOLLARS ($34.00) per square foot of the Rentable Area of The Premises per annum;
(iv) during the period of the Term from March 1, 2021 to and including February 28, 2022, THIRTY FOUR DOLLARS FIFTY CENTS ($34.50) per square foot of the Rentable Area of The Premises per annum; and
(v) during the remainder of the Term, THIRTY FIVE DOLLARS ($35.00) per square foot of the Rentable Area of The Premises per annum.
(g)	Possession Date:	Subject to Section 11.26, the date which is the later of: (i) the dale this Lease is executed, or (ii) March 1, 2018.
(h)	Fixturing Period:	INTENTIONALLY DELETED.
(i)	Prepaid Rent:	EIGHTY SIX THOUSAND AND FIFTY DOLLARS ($86,050.00) (See Section 2.12).
(j)	Tenant's Address:	Suite 2150, 885 West Georgia Street Vancouver, British Columbia V6C 3E8

Section 1.02 Grant and Premises

In consideration of the performance by the Tenant of its obligations under this Lease, the Landlord leases the Premises to the Tenant for the Tenn. The Premises are as shown on the floor plan attached as Schedule "B" and contain a Rentable Area as set out in Section 1.01 (c).

Section 1.03 Term

The Term of this Lease is the period set out in Section 1.01 (e). If the Commencement Date set out in Section 1.01 (e) is not a fixed date, within a reasonable time after the Commencement Date occurs, the Landlord will confirm the Commencement Date by notice to the Tenant and such confirmed Commencement Date will apply for this Lease.

HSBC Office Master Mar 2012 SIERRA ONCOLOGY-HSBC 2150-MAY 2 2017/L T	-1-

Section 1.04 Construction of Premises

The Tenant shall abide by the provisions of this Lease and the Tenant Construction Manual for any construction it proposes to do prior to or upon occupancy of the Premises, and any Alterations to the Premises after it takes occupancy. The Tenant agrees to accept the Premises in their current "as is" condition, subject to any Landlord's work expressly set out herein. Notwithstanding the foregoing, on or before the Commencement Date, but in no event prior to thirty (30) days after full execution of this Lease, the Landlord, at its sole costs, shall complete the following (collectively, the "Landlord's Work"):

(a)	ensure base building lighting, HVAC and electrical equipment are in good working order in accordance with base building standard;
(b)	ensure window coverings within the Premises are in good working order in accordance with base building standard;
(c)	replace all damaged and/or soiled ceiling tiles within the Premises in accordance with base building standard;
(d)	ensure the demising walls separating the Premises from adjacent premises span from the floor up to the underside of the concrete slab; and
(e)	replace existing thermostats throughout the Premises with digital control units in accordance with base building standard.

It is understood and agreed that the Landlord is not required to provide any materials or to do any work to or in respect of the Premises except the Landlord's Work.

Section 1.05 Use and Conduct of Business

The Premises shall be used only for general office use and for no other purpose. The Tenant shall conduct its business in the Premises in a reputable and first class manner, and in no event will the Premises be used for any purpose which is inconsistent with the image and quality of the Building or which could result in exceptional demands being placed upon any of the systems or common areas of the Building, as determined by the Landlord. If the Tenant is a corporation, the Tenant will be either incorporated or extra-provincially registered in the Province and will remain in good standing during the Term with the Registrar of Companies for the Province with respect to filing annual reports.

ARTICLE II - RENT

Section 2.01 Covenant to Pay

(a)

Except as otherwise expressly provided in this Lease, the Tenant shall pay Rent from the Commencement Date without prior demand and without any deduction, abatement, setoff or compensation . If the Commencement Date is not on the first day of a calendar month, or the period of time from the Commencement Date to the end of the first Fiscal Year during the Term is less than twelve (12) calendar months, or the period of time from the last Fiscal Year end during the Tenm to the end of the Tenn is less than twelve (12) calendar months, then Rent for such month and such periods shall be pro-rated on a per diem basis, based upon a period of 365 days.

(b)

The Tenant will deliver to the Landlord on each Fiscal Year end throughout the Term, a series of monthly post-dated cheques for the next ensuing twelve month period, for the total of the monthly payments of Net Rent and any Additional Rent estimated by the Landlord in advance.

Section 2.02 Net Rent

The Tenant shall pay the Net Rent set out in Section 1.01 (f) in advance, in equal monthly installments on the first day of each calendar month of the Term. As soon as reasonably possible after completion of construction of the Premises, the Landlord shall measure the Useable Area of the Premises and shall calculate the Rentable Area of the Premises in accordance with the BOMA Standard, and Rent shall be adjusted accordingly.

Section 2.03 Payment of Operating Costs

The Tenant shall pay to the Landlord the Tenant's Proportionate Share of Operating Costs.

Section 2.04 Payment of Taxes

(a)

The Tenant shall pay when due all Business Tax. If the Business Tax is payable by the Landlord to the relevant taxing authority, the Tenant shall pay the amount thereof to the Landlord or as it directs. If no separate tax bills for Business Tax are issued with respect to the Tenant or the Premises, the Landlord may allocate Business Tax charged, assessed or levied against the Building or the Lands to the Tenant on the basis of the Tenant's Proportionate Share.

(b)

The Tenant shall pay to the Landlord its share of Taxes, which share shall be determined on the basis of the Tenant's Proportionate Share or on such other reasonable and equitable basis as the Landlord may determine.

(c)

If the Landlord obtains a written statement from the assessment or taxing authorities indicating that as a result of any construction or installation of improvements in the Premises, or any act or election of the Tenant, or the exemption from taxation at full commercial rates of any part of the Building, the Taxes payable by the Tenant under subsection 2.04(b) do not accurately reflect the Tenant's proper share of Taxes, the Landlord may require the Tenant to pay such revised amount as is determined by the Landlord, acting reasonably.

HSBC Office Master Mar 2012 SIERRA ONCOLOGY-HSBC 2150-MAY 2 2017/L T	-2-

(d)

The Landlord may: contest any Taxes and appeal any assessments with respect thereto; withdraw any such contest or appeal; and agree with the taxing authorities on any settlement or compromise with respect to Taxes. The Tenant will co-operate with the Landlord in respect of any such contest or appeal and will provide the Landlord with all relevant information, documents and consents required by the Landlord in connection with any such contest or appeal. The Tenant will not contest any Taxes or appeal any assessments related thereto without the Landlord's prior written consent.

(e)

The Tenant shall promptly deliver to the Landlord on request, copies of assessment notices, tax bills and other documents received by the Tenant relating to Taxes and Business Tax and receipts for payment of Taxes and Business Tax payable by the Tenant.

(f)

The Tenant shall on demand, pay to the Landlord or to the appropriate taxing authority if required by the Landlord, all goods and services taxes, sales taxes, value added taxes, business transfer taxes, or any other taxes imposed on the Landlord with respect to Rent or in respect of the rental of space under this Lease, whether characterized as a goods and services tax, sales tax, value added tax, business transfer tax or otherwise. The Landlord shall have the same remedies and rights with respect to the payment or recovery of such taxes as it has for the payment or recovery of Rent under this Lease.

Section 2.05 Payment of Estimated Taxes and Operating Costs

(a)

The amount of Taxes and Operating Costs may be estimated by the Landlord for such period as the Landlord determines from time to time, and the Tenant agrees to pay to the Landlord the amounts so estimated in equal installments, in advance, on the first day of each month during such period. Notwithstanding the foregoing, when bills for all or any portion of the amounts so estimated are received, the Landlord may bill the Tenant for the Tenant's Proportionate Share thereof (or the amount determined under Section 2.04(c)) after crediting against such amounts any monthly payments of estimated Taxes and Operating Costs previously made by the Tenant and the Tenant shall pay the Landlord the amounts so billed.

(b)

Within a reasonable time after the end of the period for which such estimated payments have been made, the Landlord shall submit to the Tenant a statement showing the calculation of the Tenant's share of Taxes and Operating Costs together with a report from the Landlord's auditor as to the total of the amounts included in Operating Costs. If: (i) the amount the Tenant has paid is less than the amounts due, the Tenant shall pay such deficiency to the Landlord within thirty (30) days of delivery of such Landlord's statement; or (ii) the amount paid by the Tenant is greater than the amounts due, the Landlord shall pay such excess to the Tenant within thirty (30) days of delivery of such Landlord's statement.

(c)

The obligations contained in this Section shall survive the expiry or earlier termination of the Term. Failure of the Landlord to render any statement of Taxes or Operating Costs shall not prejudice the Landlord's right to render such statement thereafter or with respect to any other period. The rendering of any such statement shall also not affect the Landlord's right to subsequently render an amended or corrected statement.

(d)

The Tenant shall not claim a re-adjustment in respect of Operating Costs or Taxes or other items of Additional Rent estimated by the Landlord or the share payable by the Tenant on account thereof for any Fiscal Year except by notice given to the Landlord within one hundred and eighty (180) days after delivery of the statement, stating the particulars of the error in computation.

(e)

If the time or method of collection of Taxes by the municipal, provincial, parliamentary, or other authority shall become different from the time or method of collection of Taxes which exists at the date of the execution of this Lease, the Landlord shall have the right to change the time or method of the collection of the Tenant's Proportionate Share of Taxes such that the Tenant's Proportionate Share of Taxes for the calendar year shall be fully paid to the Landlord by such time or times as the Taxes are due and owing to the municipal, provincial, parliamentary or other authority.

(f)

Whenever any part or parts of the Operating Costs and/or Taxes are, in the reasonable opinion of the Landlord, attributable to certain premises or classes of premises in the Building, the Landlord may attribute such part or parts thereof to such premises or classes of premises respectively (the "Designated Premises"). If and whenever the Premises constitute all or a part of the Designated Premises with respect to any such part or parts of the Operating Costs and/or Taxes, the Tenant's share (the "Share") thereof shall be a fraction thereof, the numerator of which is the Rentable Area of the Premises or the part thereof within the Designated Premises and the denominator of which is the Rentable Area of the Designated Premises.

Section 2.06 Additional Rent

Except as otherwise provided in this Lease, all Additional Rent shall be payable by the Tenant to the Landlord within five (5) business days after demand.

Section 2.07 Rent Past Due

All Rent past due shall bear interest from the date on which the same became due until the date of payment at five percent (5%) per annum in excess of the prime interest rate for Canadian Dollar demand loans announced from time to time by any Canadian chartered bank designated by the Landlord. Such interest shall be calculated on a daily basis and compounded monthly from the time such amounts first become due and payable until such amounts and all interest thereon are paid in full by the Tenant to the Landlord.

HSBC Office Master Mar 2012 SIERRA ONCOLOGY-HSBC 2150-MAY 2 2017/L T	-3-

Section 2.08 Utilities

(a)

The Tenant shall pay to the Landlord, or as the Landlord directs, all gas, electricity, water, steam and other utility charges applicable to the Premises on the basis of the Rentable Area of the Premises. Charges for utilities shall be payable in advance on the first day of each month at a basic rate determined by the Landlord's engineers. The Landlord shall be entitled to allocate to the Premises an additional charge, as determined by the Landlord's engineer, for any supply of utilities to the Premises in excess of those covered by such basic charge. If any utility rates or related taxes or charges are increased or decreased during the Term, such charges shall be equitably adjusted and the decision of the Landlord, acting reasonably, shall be final and binding with respect to any such adjustment.

(b)

The Landlord shall have the exclusive right to replace bulbs, tubes and ballasts in the lighting system in the Premises, on either an individual or a group basis. The Tenant shall pay the cost of such replacement on the first day of each month or at the option of the Landlord upon demand.

(c)

The Tenant shall pay the cost of installing, inspecting, verifying, maintaining and repairing any meters or metering system installed at the request of the Landlord or the Tenant to measure the usage of utilities in the Premises. Where a base building metering system has been installed in the Building, the Landlord will provide, at the Tenant's expense, all necessary components and programming to connect the Premises to the Landlord's metering system.

Section 2.09 Adjustment of Areas

The Landlord may from time to time re-measure the Useable Area of the Premises or re-calculate the Rentable Area of the Premises and may re-adjust the Net Rent and/or the Tenant's Proportionate Share of Additional Rent accordingly. The effective date of any such re-adjustment shall: (a) in the case of an adjustment to the Rentable Area resulting from a change in the aggregate Useable Area of all office premises on the floor on which the Premises are situated, be the date on which such change occurred; and (b) in the case of a correction to any measurement or calculation error, be the date as of which such error was introduced in the calculation of Rent. Any necessary adjusting payment will be made by the party responsible for that payment forthwith upon the amount of the adjusting payment being determined.

Section 2.10 Net Lease

This Lease is a completely net lease to the Landlord, except as expressly herein set out. The Landlord is not responsible for any expenses or outlays of any nature arising from or relating to the Premises, or the use or occupancy thereof, or the contents thereof or the business carried on therein. The Tenant shall pay all charges, impositions and outlays of every nature and kind relating to the Premises except as expressly herein set out.

Section 2.11 Electronic Funds Transfer

At the Landlord's request, the Tenant will participate in an electronic funds transfer ("EFT") system or similar system whereby the Tenant will authorize its bank, trust company, credit union or other financial institution to credit the Landlord's bank account each month in an amount equal to the Net Rent and Additional Rent payable on a monthly basis pursuant to the provisions of this Lease.

Section 2.12 Prepaid Rent

The Landlord acknowledges receipt from the Tenant of prepaid rent in the amount set out in Section 1.01(i), which shall be held by the Landlord without interest until the expiry of the Term as it may be extended from time to time (hereinafter in this section referred to as the "Term") as non-refundable pre-paid rent for application to the period immediately preceding the expiry of the Term (the "Prepaid Rent"). In the event that the Tenant is in default of the payment of Rent under this Lease during the Term, and if the Tenant has not cured such default within the notice period set out in this Lease, the Landlord shall be entitled, upon expiry of such notice period, to draw upon the Prepaid Rent in whole or in part, without notice to the Tenant, and apply same to such arrears. Further, in the event that this Lease is terminated by the Landlord in accordance with Article IX of this Lease prior to the expiry of the Term, it is agreed by the Tenant that the Landlord shall be entitled to apply, at its option, the Prepaid Rent to any arrears of Rent up to and including the date of termination, and thereafter to the Landlord's damages caused as a result of the breach and the forfeiture of the Lease, all without prejudice to the Landlord's rights to recover the balance of any loss, damages or expense which the Landlord has suffered as a result termination of this Lease. If the Landlord has applied all or a portion of the Prepaid Rent against any arrears in accordance with this Section, the Tenant shall replenish the Prepaid Rent to its original amount by delivering to the Landlord a sufficient amount by bank draft or certified cheque upon five (5) days of the Landlord's written demand to the Tenant. The Tenant acknowledges and confirms that if the Prepaid Rent is held by the manager of the Building, such Prepaid Rent shall be held by the manager of the Building as agent of the Landlord.

In the event that the Tenant becomes bankrupt or takes the benefit of any statute for bankrupt or insolvent debtors (including, without limiting the generality of the foregoing, the Companies Creditors' Arrangement Act R.S.C. 1985, c.C-36, as amended or replaced) prior to expiry of the Term, then notwithstanding anything to the contrary contained in such legislation for bankrupt or insolvent debtors, the Tenant agrees that the Landlord shall be entitled to retain the Prepaid Rent for application to any amount of Rent in arrears or accelerated Rent under this Lease and, in the event that this Lease is repudiated or disclaimed by the Tenant, a trustee in bankruptcy or a court representative, then to the Landlord's damages which it has suffered as a result of such early termination of this Lease.

Prior to the expiry of the Term, the Landlord shall apply the remainder of the Prepaid Rent (if any) to Rent payable for the last month(s) of the Term or such portion thereof as applicable, provided the Tenant shall remain responsible for any Rent that remains unpaid, including any amount in connection with adjustments of Additional Rent.

HSBC Office Master Mar 2012 SIERRA ONCOLOGY-HSBC 2150-MAY 2 2017/L T	-4-

ARTICLE III - CONTROL OF BUILDING

Section 3.01 Landlord's Services

(a)

The Landlord shall provide climate control to the Premises during Normal Business Hours to maintain a temperature adequate for normal occupancy, except during the making of repairs, alterations or improvements, provided that the Landlord shall have no liability for failure to supply climate control service when stopped as aforesaid or when prevented from doing so by repairs, or causes beyond the Landlord's reasonable control.

(b)

Subject to the Rules and Regulations, the Landlord shall provide elevator service during Normal Business Hours for use by the Tenant in common with others, except when prevented by repairs. The Landlord will operate at least one passenger elevator for use by tenants at all times except in the case of fire or other emergencies.

(c)

The Landlord will provide cleaning services in the Building consistent with the standards of a first class office building (excluding interior glass areas and areas used exclusively for computer equipment) provided that the Tenant at the end of each business day shall provide access to the persons performing the janitor services and leave the Premises in a reasonably clean and tidy condition.

(d)

Subject to Section 2.08, the Landlord shall make available to the Premises electricity for normal lighting and miscellaneous power requirements and, in normal quantities gas, water, and other public utilities generally made available to other tenants of the Building by the Landlord.

(e)

The Tenant shall not install any equipment or systems that will exceed, or overload the capacity or interfere with the normal operation of the heating. ventilating or air-conditioning or any other service or facility in the Building and agrees that if any equipment or systems installed by the Tenant requires additional heating, ventilating or air-conditioning equipment system or any other service or facility, as determined by the Landlord acting reasonably, the same shall be installed at the Tenant's expense . If installation of any equipment, fixture or system on the Premises by the Tenant necessitates rebalancing or readjustment of the heating, ventilating and air-conditioning system by the Landlord, the same will be performed by the Landlord at the Tenant's sole expense. The Tenant shall not, without the Landlord's prior written consent in each instance, connect any equipment, fixtures, systems or appliances (other than normal office electrical fixtures, computers, typewriters, word processors, small office machines and lamps) to the Building's electric distribution system or make any alteration or addition to the electric system of the Premises.

(f)

Wherever this Lease provides that the Tenant is to pay a cost or expense to the Landlord as an item of Additional Rent (except for Operating Costs, Taxes, Premises utilities and the 15% administration fee referred to in this Section), the Tenant shall pay, in addition to such cost or expense, the Landlord's administration charge of 15% of such cost or expense, which cost shall also be an item of Additional Rent. The Tenant shall pay to the Landlord the costs of all such services provided at the Tenant's request or otherwise provided for herein and which are not included in Operating Costs including, without limitation: (i) the provision of HVAC services outside of Normal Business Hours or utilities of a special nature; (ii) replacement of non-standard electric light fixtures, ballasts, tubes, starters, lamps, light bulbs and controls; (iii) special janitorial or cleaning services; (iv) special security services; (v) locksmith services; (vi) operating elevators used or reserved for the sole benefit of the Tenant and supervising the operation of the elevator and movement of furniture, equipment, freight and supplies for the Tenant; (vii) construction of any Leasehold Improvements or other work performed at the request of or on behalf of the Tenant; and (viii) other services performed at the request of or on behalf of the Tenant.

Section 3.02 Alterations by Landlord

The Landlord may:

(a)	alter, add to, subtract from, construct improvements to, rearrange, build additional storeys on and construct additional facilities in, adjoining or near the Building;
(b)

relocate the facilities and improvements comprising the Building or erected on the Lands, or alter or relocate the Premises, in which case the Landlord will provide the Tenant with not less than one hundred and eighty (180) days prior written notice, provided that the premises as relocated, altered, or rearranged shall be in all material aspects comparable to the Premises with respect to elevator exposure and the floor level, which shall not be lower than the thirteenth (13th) floor, and provided that 60% of any relocated premises shall be on the same side of the Building as the Premises and that the Landlord shall ensure that the relocated premises are ready for occupancy prior to requiring the Tenant to vacate the Premises. Such notice will contain a floor plan showing the location of the altered or relocated premises (the "Relocated Premises") which will contain substantially the same Rentable Area as the Premises. The Landlord will provide leasehold improvements in the Relocated Premises at its sole cost and expense, of a quality substantially equal to those in the Premises, on or before the date of relocation and the Tenant will provide vacant possession of the Premises on the relocation date set out in the notice. In the event the Landlord exercises its right to relocate the Premises, the Landlord shall, in addition to providing leasehold improvements in the Relocated Premises as provided aforesaid, reimburse the Tenant for the reasonable direct costs of: (1) relocating furniture, telephones and computer equipment; (2) replacing personalized stationery on hand which is no longer addressed correctly; and (3) regulatory filings required under applicable securities laws as a result of the Tenant's change of address, if any, each of which costs shall be supported by invoice copies to the Landlord.

(c)	do such things on, or in the Lands or Building as are required to comply with any laws, by-laws, regulations, orders or directives affecting the Lands or any part of the Building; and
(d)	do such other things on or in the Lands or Building as the Landlord, in the use of good business judgment determines to be advisable;

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provided that notwithstanding anything contained in this Section, access to the Premises or the Relocated Premises, as the case may be, shall at all times be available from the elevator lobby. In exercising the foregoing rights, the Landlord shall use its reasonable efforts (i) not to unreasonably interfere with the business operations of the Tenant in the Premises; (ii) to complete its work as expeditiously as possible under the circumstances and during non-business hours wherever reasonably possible provided there is no additional cost incurred by the Landlord; and (iii) except in the case of an emergency where no notice shall be required, to provide the Tenant with reasonable prior written notice.

The Landlord shall not be in breach of its covenant for quiet enjoyment or liable for any loss, costs or damages, whether direct or indirect, incurred by the Tenant due to any of the foregoing.

Section 3.03 Telecommunication Service Providers

The Tenant may utilize a registered telecommunication service provider of its choice upon prior written notice to the Landlord, subject to the provisions of this Lease including but not limited to the following:

(a)

the service provider shall execute and deliver the Landlord's standard form of license agreement which shall include a provision for the Landlord to receive compensation for the use of the space for the service provider's equipment and materials;

(b)

the Landlord shall incur no expense or liability whatsoever with respect to any aspect of the provision of telecommunication services, including without limitation, the cost of installation, service, materials, repairs, maintenance, interruption or loss of telecommunication service;

(c)	the Landlord must first reasonably determine that there is sufficient space in the risers of the Building for the installation of the service provider's equipment and materials; and
(d)

the Tenant shall indemnify and hold harmless the Landlord for all losses, claims, demands, expenses and judgments against the Landlord caused by or arising out of, either directly or indirectly, any acts or omissions by the service provider (or those for whom it is responsible at law) for or on behalf of the Tenant.

The Tenant shall be responsible for the costs associated with the supply and installation of telephone, computer and other communication equipment and systems and related wiring within the Premises to the boundary of the Premises for hook up or other integration with telephone and other communication equipment and systems of a telephone or other communication service provider, which equipment and systems of the service provider are located or are to be located in the Building pursuant to the Landlord's standard form of license agreement.

The Landlord shall supply space in risers in the Building and space on floor(s) of the Building in which the Premises are located, the location of which shall be designated by the Landlord in its discretion, to telecommunication service providers who have entered into the Landlord's standard fonn of license agreement for the purpose, without any cost or expense to Landlord therefor, of permitting installation in such risers and on such floor(s) of telephone and other communication services and systems (including data cable patch panels) to the Premises at a point designated by the Landlord.

The Landlord shall have the right to assume control of cables and other telecommunication equipment in the Building and may designate them as part of the common areas.

Section 3.04 Riser Rooms

The parties understand that the Building contains one or more rooms where the fibre optic and telephone equipment for the Building is situated (hereinafter referred to as the "Riser Rooms") and the Tenant agrees that all Riser Rooms shall be for the sole and exclusive use of the Landlord. The Tenant shall not use the equipment contained in the Riser Rooms, install, or instruct the installation of any additional equipment, whether telephone equipment, fibre optic equipment or otherwise, without first obtaining the Landlord's written consent to same, which consent may be unreasonably withheld or granted upon the imposition of any terms which the Landlord deems fit, including the payment of an additional fee, the amount of which shall be established at the sole discretion of the Landlord.

ARTICLE IV - ACCESS AND ENTRY

Section 4.01 Entry for Inspection and Work

The Landlord shall be entitled at all reasonable times after 24 hours' prior written notice (and at any time without notice in case of emergency) to enter the Premises to examine them; to make such repairs, alterations or improvements in the Premises or to the Building as the Landlord considers necessary or desirable; to have access to under-floor ducts and access panels to mechanical shafts; to check, calibrate, adjust and balance controls and other parts of the heating, air conditioning, ventilating and climate control systems; and for any other purpose necessary to enable the Landlord to perfonn its obligations or exercise its rights under this Lease or in the administration of the Building or other improvements on the Lands. The Tenant shall not obstruct any pipes, conduits or mechanical or electrical equipment so as to prevent reasonable access thereto. The Landlord shall exercise its rights under this Section, to the extent possible in the circumstances, in such manner so as to minimize interference with the Tenant's use and enjoyment of the Premises.

Section 4.02 Right to Show Premises

The Landlord and its agents shall have the right to enter the Premises at all reasonable times after 24 hours' prior written notice during Nonnal Business Hours to show them to prospective purchasers, or Mortgagees or prospective Mortgagees, and, during the last eighteen (18) months of the Term (or the last eighteen (18) months of any extension or renewal term if this Lease is extended or renewed), to prospective tenants.

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Section 4.03 Entry not Forfeiture

No entry into the Premises or anything done therein by the Landlord pursuant to a right granted by this Lease shall constitute a breach of any covenant for quiet enjoyment, or (except where expressed by the Landlord in writing) shall constitute a re-entry or forfeiture, or an actual or constructive eviction. The Tenant shall have no claim for injury, damages or loss suffered as a result of any such entry or thing, except in the case of willful misconduct by the Landlord in the course of such entry, but the Landlord shall in no event be responsible for the acts or negligence of any Persons providing cleaning or waste disposal services in the Building.

ARTICLE V- MAINTENANCE, REPAIRS AND ALTERATIONS

Section 5.01 Maintenance By Landlord

(a)

The Landlord covenants to keep the following in good repair as a prudent owner: (i) the structure of the Building including exterior walls and roofs (which obligation includes remediating any water penetration into the Premises that is not caused by the Tenant or those the Tenant is responsible at law and that does not originate from the Premises or from those improvements that are the Tenant's responsibility under Section 5.02 hereof); (ii) the mechanical, electrical, plumbing and other base building systems, (but excluding components of such systems installed by the Tenant or that service the Tenant's Premises from the point of connection to the base building system); and (iii) the entrance, lobbies, plazas, stairways, corridors, parking areas and other facilities from time to time provided for use in common by the Tenant and other tenants of the Building. If such maintenance or repairs are required by law due to the business carried on by the Tenant, then the full cost of such maintenance and repairs plus a sum equal to fifteen percent (15%) of such cost representing the Landlord's overhead, shall be paid by the Tenant to the Landlord.

(b)

The Landlord shall not be responsible for any damages caused to the Tenant by reason of failure of any equipment or facilities serving the Building or delays in the perfonnance of any work for which h the Landlord is responsible under this Lease. The Landlord shall have the right to stop, interrupt or reduce any services, systems or utilities provided to, or serving the Building or Premises to perform repairs, alterations or maintenance or to comply with laws or regulations, or requirements of its insurers, or for causes beyond the Landlord's reasonable control or as a result of the Landlord exercising its rights under Section 3.02. The Landlord shall not be in breach of its covenant for quiet enjoyment or liable for any loss, costs or damages, whether direct or indirect, incurred by the Tenant due to any of the foregoing, but the Landlord shall make reasonable efforts to restore the services, utilities or systems so stopped, interrupted or reduced.

(c)

If the Tenant fails to carry out any maintenance, repairs or work required to be carried out by it under this Lease to the reasonable satisfaction of the Landlord, the Landlord may at its option carry out such maintenance or repairs without any liability for any resulting damage to the Tenant's property or business. The cost of such work, plus a sum equal to fifteen percent (15%) of such cost representing the Landlord's overhead, shall be paid by the Tenant to the Landlord.

Section 5.02 Maintenance by Tenant; Compliance with Laws

(a)

The Tenant shall at its sole cost repair and maintain the Premises exclusive of base building mechanical, electrical and plumbing systems, (but specifically including components of those systems up to the point of connection to the Landlord's base building system, whether or not such components are within the Premises), all to a standard consistent with a first class office building, with the exception only of those repairs which are the obligation of the Landlord under this Lease, subject to Article VII . The Landlord may enter the Premises at all reasonable times upon giving the Tenant at least twenty-four (24) hours' prior notice (except in the case of emergency when no notice is required) to view their condition and the Tenant shall maintain and keep the Premises in good and substantial repair according to notice in writing. At the expiry or earlier termination of the Term, the Tenant shall surrender the Premises to the Landlord in as good condition and repair as the Tenant is required to maintain the Premises throughout the Term. The Tenant shall also manage, maintain, operate and repair the Premises and construct, use, operate and maintain Leasehold Improvements and all furnishings, fixtures and equipment located in the Premises so as to comply with the Environmental Management Plan.

(b)

The Tenant shall, at its own expense, promptly comply with all laws, by-laws, government orders and with all reasonable requirements or directives of the Landlord's insurers affecting the Premises or their use, repair or alteration.

(c)

The Tenant shall not commit, or permit to be committed, waste upon the Premises or Building or the fixtures and equipment thereof or any nuisance or other thing that may disturb the quiet enjoyment of any other tenant in the Building, whether or not the nuisance arises out of the use of the Premises by the Tenant for a purpose permitted by this Lease.

Section 5.03 Tenant's Alterations

(a)

No Alterations shall be made to the Premises without the Landlord's written approval, not to be unreasonably withheld provided that such Alterations are consistent with the Environmental Management Plan and the Tenant Construction Manual. The Tenant shall submit to the Landlord details of the proposed work including four (4) sets of detailed working drawings and specifications prepared by qualified architects or engineers conforming to good engineering practice. All such Alterations shall be performed: (i) at the sole cost of the Tenant; (ii) by contractors and workers approved by the Landlord, in advance and having labour union affiliations compatible with those of persons working in the Building on behalf of the Landlord; (iii) in a good and workmanlike manner and consistent with the Environmental Management Plan and the Tenant Construction Manual; (iv) in accordance with drawings and specifications approved by the Landlord; (v) in accordance with all applicable legal and insurance requirements; (vi) subject to the reasonable regulations, supervision, control and inspection of the Landlord; (vii) subject to such indemnification against liens and expenses as the Landlord reasonably requires; and (viii) in accordance with all applicable laws, by-laws, regulations and government orders. The Landlord's reasonable cost incurred with respect to the Tenant's Alterations including without limitation the cost of approving, supervising and inspecting all such work shall be paid by the

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Tenant. Following the completion of any such Alterations, the Tenant shall provide the Landlord within five (5) days of request, such post-construction documentation that the Landlord reasonably requires, which may include, but is not limited to, professionally prepared as-built drawings that accurately reflect the work that was performed.

(b)

If the Alterations would affect the structure of the Building or any of the electrical, plumbing, mechanical, heating, ventilating or air conditioning systems or other base building systems, such work shall at the option of the Landlord be performed by the Landlord at the Tenant's cost. If the Landlord performs such work, then on completion of such work, the cost of the work plus a sum equal to fifteen percent (15%) of said cost representing the Landlord's overhead shall be paid by the Tenant to the Landlord.

(c)

If the Tenant installs Leasehold Improvements, or makes Alterations which depart from the Building standard and which restrict access to any Building system or to any structural element of the Building by the Landlord or by any person or corporation authorized by the Landlord, or which restrict the installation of the leasehold improvements of any other tenant in the Building, then the Tenant shall be responsible for all costs incurred by the Landlord in obtaining access to such Building system, or in installing such other tenant's leasehold improvements and the Tenant shall, at the request of the Landlord remove any obstruction in a manner acceptable to the Landlord, failing which the Landlord may remove the same; and the Tenant will pay, or reimburse the Landlord for, the cost of such removal and for any replacement or restoration of such Leasehold Improvements or Alterations.

Section 5.04 Repair Where Tenant at Fault

Notwithstanding any other provisions of this Lease, but subject to Section 6.07, if the Building is damaged or destroyed or requires repair, replacement or alteration as a result of the act or omission of the Tenant, its employees, agents, invitees, licensees, contractors or others for whom it is in law responsible, the cost of the resulting repairs, replacements or alterations plus a sum equal to fifteen percent (15%) of such cost representing the Landlord's overhead, shall be paid by the Tenant to the Landlord.

Section 5.05 Removal of Improvements and Fixtures

All Leasehold Improvements (other than Trade Fixtures) shall immediately upon their placement, before or during the Term, become the Landlord's property without compensation to the Tenant but the Landlord shall be under no obligation to repair, maintain or insure the same, such matters being the sole responsibility of the Tenant in accordance with the provisions of this Lease. Except as otherwise agreed by the Landlord in writing, no Leasehold Improvements shall be removed from the Premises by the Tenant either during or at the expiry or sooner termination of the Term except that:

(a)	the Tenant may, during the Term, in the usual course of its business, remove its Trade Fixtures, provided that the Tenant is not in default under this Lease;
(b)

the Tenant shall, at the expiry or earlier termination of the Term, at its sole cost, remove its Trade Fixtures from the Premises, failing which, at the option of the Landlord, the Trade Fixtures shall become the property of the Landlord and may be removed from the Premises and sold or disposed of by the Landlord in such manner as it deems advisable;

(c)

the Tenant shall, at the expiry or earlier termination of the Term, at its sole cost, either remove such of the Leasehold Improvements in the Premises as the Landlord shall require to be removed, and restore the Premises to the condition in which the Tenant took possession of the Premises under the Existing Sublease Consent to the extent required by the Landlord, acting reasonably, or at the Landlord's option, pay to the Landlord the estimated cost of such removal and restoration as determined by the Architect, acting reasonably. If the Landlord requires the Tenant to perform the aforesaid work, then:

(i)	the Tenant shall submit detailed demolition drawings to the Landlord for its prior approval, and such work shall be completed under the supervision of the Landlord;
(ii)	the Tenant shall, at its expense, repair any damage caused to the Building by such removal; and
(iii)

if the Tenant fails to complete such work on or before the expiry of the Term, the Tenant shall pay compensation to the Landlord for each day following such expiry until the completion of such work, at a rate equal to twice the per diem Rent payable during the last month preceding the expiry of the Term, which sum is agreed by the parties to be a reasonable estimate of the damages suffered by the Landlord for the loss of use of the Premises; and

Notwithstanding Section 5.05(c) above, upon not more than six (6) months prior to the expiry of this Lease, the Tenant may request, which request shall be given in writing to the Landlord, a list of those Leasehold Improvements that the Landlord will require to be removed from the Premises and the extent to which the Tenant will be required to restore the Premises or whether the Landlord will require the Tenant to pay the estimated cost for such removal and restoration. In the event that the Landlord fails to respond within a thirty (30) day period, then the Tenant may request a response from the Landlord, which request shall be given in writing to the Landlord within two (2) days following the expiry of such thirty (30) day period, and the Landlord shall have a period of fifteen (15) days following receipt of the Tenant's notice to respond; and

(d)

the Tenant shall, at the expiry or earlier termination of the Term, at its sole cost, and at the Landlord's option: (i) remove all wiring, cables, and other telecommunications installations installed by the Tenant in the risers of the Building or elsewhere in the Building (the "Wiring") or (ii) pay to the Landlord the estimated cost of removal of the Wiring as determined by the Architect acting reasonably. In the event the Landlord elects that the Tenant shall perform the required work, it shall be completed under the supervision of the Landlord, and the Tenant shall at its expense, repair any damage caused by such removal.

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Any removal by the Tenant of any trade fixtures, personal property and/or Leasehold Improvements as permitted by this Section 5.05 shall be completed by or on behalf of the Tenant in accordance with the Environmental Management Plan and the Tenant Construction Manual.

Section 5.06 Liens

The Tenant shall promptly pay for all materials supplied and work done in respect of the Premises so as to ensure that no lien is registered against any portion of the Lands or Building or against the Landlord's or Tenant's interest therein. If a lien is registered or filed, the Tenant shall discharge or vacate it at its expense within five (5) business days of notice from the Landlord, failing which the Landlord may at its option discharge, vacate or otherwise release the lien by paying the amount claimed to be due into court or directly to the lien claimant and the amount so paid and all expenses of the Landlord including legal fees (on a solicitor and client or substantial indemnity basis) shall be paid by the Tenant to the Landlord. The Tenant will not grant any security interest in the Leasehold Improvements without the prior written consent of the Landlord and will promptly cause the discharge of any financing statement or notice which may be filed in respect of such security interest under any statute, unless such statement or notice is in favour of the Landlord.

Section 5.07 Notice by Tenant

The Tenant shall notify the Landlord of any accident, defect, damage or deficiency in any part of the Premises or the Building which comes to the attention of the Tenant, its employees or contractors notwithstanding that the Landlord may have no obligation in respect thereof.

Section 5.08 Not to Overload Floors

The Tenant covenants that it shall not bring upon the Premises any machinery, equipment or thing that by reason of its weight, size or use might damage the Building and shall not at any time overload the floors of the Premises by any machinery, equipment or thing. If overloading occurs and damage ensues, the Tenant shall forthwith, at the option of the Landlord, repair the damage or pay the Landlord the cost of making it good, plus a sum equal to fifteen percent (15%) of the total cost thereof for the Landlord's overhead and management, upon demand as Rent. In the event of any dispute as to whether any machinery, equipment or thing will or will not overload the floors of the Premises or whether such machinery, equipment or thing may be brought upon the Premises, the decision of the Architect shall be final and binding.

Section 5.09 Use of Hazardous Substances

The Tenant shall not use the Premises or permit them to be used, to generate, utilize, manufacture, refine, treat, transport, store, handle, transfer, produce or process Hazardous Substances.

Section 5.10 Removal of Hazardous Substances

The Tenant shall, upon expiration or termination of this Lease or any renewal thereof, promptly remove all Hazardous Substances used or brought onto the Premises by the Tenant or those acting under its authority or control. For greater certainty, the foregoing obligation of the Tenant shall include, without limitation, the responsibility to remove any Hazardous Substances which have as a result of the operations of the Tenant, or any other person acting under its authority or control, become affixed to, permeated within or accumulated on or within the Building.

ARTICLE VI -INSURANCE AND INDEMNITY

Section 6.01 Tenant's Insurance

(a)	The Tenant shall maintain the following insurance throughout the Term at its sole cost:
(i)

"All Risks" (including flood and earthquake) property insurance with reasonable deductibles, naming the Landlord, the owners of the Lands and Building and the Mortgagee as insured parties, as their interests may appear, containing a waiver of any subrogation rights which the Tenant's insurers may have against the Landlord and against those for whom the Landlord is in law responsible, and (except with respect to the Tenant's chattels) incorporating the Mortgagee's standard mortgage clause. Such insurance shall insure: (1) property of every kind owned by the Tenant or for which the Tenant is legally liable located on or in the Building including, without limitation, Leasehold Improvements, in an amount equal to not less than the full replacement cost thereof, subject to a stated amount co-insurance clause; and (2) extra expense insurance in such amount as will reimburse the Tenant for loss attributable to all perils referred to in this paragraph 6.01 (a)(i) or resulting from prevention of access to the Premises;

(ii)

Commercial general liability insurance which includes the following coverages: owners and contractors protective; personal injury; occurrence property damage; and employers and blanket contractual liability. Such policies shall contain inclusive limits of not less than five million dollars ($5,000,000.00), provide for cross liability and severability of interests, and include the Landlord and its property manager as a named insured;

(iii)	Tenant's "all risks" legal liability insurance for the replacement cost value of the Premises;
(iv)

Automobile liability insurance on a non-owned form including contractual liability, and on an owner's form covering all licensed vehicles operated by or on behalf of the Tenant, which insurance shall have inclusive limits of not less than one million dollars ($1 ,000,000.00); and

(v)

Any other form of insurance which the Tenant or the Landlord, acting reasonably, or the Mortgagee requires from time to time in form, in amounts and for risks against which a prudent tenant would insure.

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(b)	All policies referred to in this Section 6.01 shall:
(i)	be taken out with insurers reasonably acceptable to the Landlord;
(ii)	be in a form reasonably satisfactory to the Landlord :
(iii)	be non-contributing with, and shall apply only as primary and not as excess to any other insurance available to the Landlord;
(iv)	not be invalidated as respects the interests of the Landlord or the Mortgagee by reason of any breach of or violation of any warranty, representation, declaration or condition; and
(v)

contain an undertaking by the insurers to notify the Landlord by registered mail not less than thirty (30) days prior to any material change, cancellation or termination. If not available, the Tenant undertakes and agrees to notify the Landlord as described.

(c)

Certificates of insurance on the Landlord's standard form or other proof of insurance as reasonably required by the Landlord, shall be delivered to the Landlord prior to the Commencement Date and from time to time, forthwith upon request. If the Tenant fails to take out or to keep in force any insurance referred to in this Section 6.01 or should any such insurance not be approved by either the Landlord or the Mortgagee and should the Tenant not commence to diligently rectify (and thereafter proceed to diligently rectify) the situation within forty-eight (46) hours after written notice by the Landlord to the Tenant (stating, if the Landlord or the Mortgagee, from time to time, does not approve of such insurance, the reasons therefor) the Landlord has the right without assuming any obligation in connection therewith, to effect such insurance at the sole cost of the Tenant and all outlays by the Landlord shall be paid by the Tenant to the Landlord without prejudice to any other rights or remedies of the Landlord under this Lease.

(d)

The Tenant will cooperate with the Landlord and each of the other entities that is added as an insured or loss payee under the policies maintained by the Tenant as required by this Lease, to ensure that each of them obtains the full benefit of the coverage and provisions of those policies intended to benefit them.

Section 6.02 Increase in Insurance Premiums

The Tenant shall not keep or use in the Premises any article which may be prohibited by any fire insurance policy in force from time to time covering the Premises or the Building. If: (a) the conduct of business in, or use or manner of use of the Premises; or (b) any acts or omissions of the Tenant in the Building or any part thereof: causes or results in any increase in premiums for any insurance carried by the Landlord with respect to the Building, the Tenant shall pay any such increase in premiums. In determining whether increased premiums are caused by or result from the use or occupancy of the Premises, a schedule issued by the organization computing the insurance rate on the Building showing the various components of such rate, shall be conclusive evidence of the items and charges which make up such rate.

Section 6.03 Cancellation of Insurance

If any insurer under any insurance policy covering any part of the Building or any occupant thereof cancels or threatens to cancel its insurance policy or reduces or threatens to reduce coverage under such policy by reason of the use of the Premises by the Tenant or by any Transferee, or by anyone permitted by the Tenant to be upon the Premises, the Tenant shall remedy such condition within forty-eight (46) hours after notice thereof by the Landlord.

Section 6.04 Loss or Damage

The Released Persons shall not be liable for any death or injury arising from or out of any occurrence in, upon, at, or relating to the Lands or Building or damage to property of the Tenant or of others located on the Premises or elsewhere in the Building, nor shall they be responsible for any loss of or damage to any property of the Tenant or others from any cause, whether or not any such death, injury, loss or damage results from the negligence of the Released Persons, their agents, employees, contractors, or others for whom they may, in law, be responsible. Without limiting the generality of the foregoing, the Released Persons shall not be liable for any injury or damage to Persons or property resulting from interruption of utilities or services including but not limited to telecommunications services, or resulting from fire, explosion, falling plaster, falling ceiling tile, falling fixtures, steam, gas, electricity, water, rain, flood, snow or leaks from any part of the Premises or from the pipes, sprinklers, appliances, plumbing works, roof, windows or subsurface of any floor or ceiling of the Building or from the street or any other place or by dampness or by any other cause whatsoever. The Released Persons shall not be liable for any such damage caused by other tenants or Persons on the Lands or in the Building or by occupants of adjacent property thereto, or the public, or caused by construction or by any private, public or quasi-public work. All property of the Tenant kept or stored on the Premises shall be so kept or stored at the risk of the Tenant only and the Tenant releases and agrees to indemnify the Released Persons and save them harmless from any claims arising out of any damage to the same including, without limitation, any subrogation claims by the Tenant's insurers. Notwithstanding anything contained in this Section 6.04 to the contrary, it is understood and agreed that the Landlord is liable for any such death or injury or any such damage to property referred to in this Section 6.04 if any such death or injury or any such damage to property is caused by or to the extent contributed to by the negligence of the Landlord, but only to the extent that:

(a)

(i) the Tenant is not required to have insurance coverage pursuant to Section 6.01 of this Lease, and (ii) the Tenant does not otherwise have insurance coverage for such death or injury or any such damage to property, in either case without taking into account any deductible or co-insurance provisions or other clauses; and

(b)	the Landlord is indemnified by its insurers for any such death or injury or any such damage to property.

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Section 6.05 Landlord's Insurance

The Landlord shall throughout the Term carry: (a) insurance on the Building (excluding the foundations and excavations) and the machinery, boilers and equipment in or servicing the Building and owned by the Landlord or the owners of the Building (excluding any property which the Tenant and other tenants are obliged to insure under Section 6.01 or similar sections of their respective leases) against damage by fire and extended perils coverage; (b) public liability and property damage insurance with respect to the Landlord's operations in the Building; and (c) such other form or forms of insurance as the Landlord or the Mortgagee reasonably considers advisable. Such insurance shall be in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a reasonably similar building, having regard to size, age and location. Notwithstanding the Landlord's covenant in this Section and notwithstanding any contribution by the Tenant to the cost of the Landlord's insurance premiums, the Tenant acknowledges and agrees that: (i) subject to Section 6.07, the Tenant is not relieved of any liability arising from or contributed to by its negligence or its willful act or omissions; (ii) no insurable interest is conferred upon the Tenant under any insurance policies carried by the Landlord; and (iii) the Tenant has no right to receive any proceeds of any insurance policies carried by the Landlord.

Section 6.06 Indemnification By the Tenant

Notwithstanding any other provision of this Lease and notwithstanding any negligence on the part of the Released Persons, the Tenant shall indemnify the Released Persons and save them harmless from all loss (including loss of Net Rent and Additional Rent) claims, actions, damages, liability and expense in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising out of this Lease, or any occurrence in, upon or at the Premises, or the occupancy or use by the Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant or by anyone permitted to be on the Premises by the Tenant except to the extent that the Landlord is liable for such death, injury, loss or damage under Section 6.04. If the Released Persons shall, without fault on their part, be made a party to any litigation commenced by or against the Tenant, then the Tenant shall protect, indemnify and hold the Released Persons harmless in connection with such litigation. The Released Persons may, at their option, participate in or assume carriage of any litigation or settlement discussions relating to the foregoing, or any other matter for which the Tenant is required to indemnify the Released Persons under this Lease. Alternatively, the Released Persons may require the Tenant to assume carriage of and responsibility for all or any part of such litigation or discussions.

Section 6.07 Release By the Landlord

Despite any other section or clause of this Lease (except the last sentence of this Section 6.07), the Tenant is not responsible for any part, in excess of five million dollars ($5,000,000.00), or the amount of liability insurance coverage available to the Tenant, whichever is the greater, of any loss or damage to property of the Landlord that is located in, or is part of the Building and Lands caused by any of the perils for which the Landlord is required under Section 6.05 to maintain insurance. This release applies whether or not the loss or damage arises from the negligence of the Tenant. This release does not apply, however, to damage arising from the willful or grossly negligent acts of the Tenant.

ARTICLE VII - DAMAGE AND DESTRUCTION

Section 7.01 No Abatement or Termination

If the Premises or Building are damaged or destroyed in whole or in part by fire or any other occurrence, this Lease shall continue in full force and effect and there shall be no abatement of Rent except as provided in this Article VII.

Section 7.02 Damage to Premises

If the Premises are at any time destroyed or damaged as a result of fire or any other casualty required to be insured against by the Landlord under this Lease or otherwise insured against by the Landlord and not caused or contributed to by the Tenant, then the following provisions shall apply:

(a)

if the Premises are rendered untenantable only in part, the Landlord shall diligently repair the Premises to the extent only of its obligations under Section 5.01 and Net Rent shall abate proportionately to the portion of the Premises rendered untenantable from the date of destruction or damage until the Landlord's repairs have been completed;

(b)

if the Premises are rendered wholly untenantable, the Landlord shall diligently repair the Premises to the extent only of its obligations pursuant to Section 5.01 and Net Rent shall abate entirely from the date of destruction or damage until the Landlord's repairs have been completed;

(c)

if the Premises are not rendered untenantable in whole or in part, the Landlord shall diligently perform such repairs to the Premises to the extent only of its obligations under Section 5.01, but in such circumstances Net Rent shall not terminate or abate;

(d)

upon being notified by the Landlord that the Landlord's repairs have been substantially completed, the Tenant shall diligently perform all repairs to the Premises which are the Tenant's responsibility under Section 5.02, and all other work required to fully restore the Premises for use in the Tenant's business, in every case at the Tenant's cost and without any contribution to such cost by the Landlord, whether or not the Landlord has at any time made any contribution to the cost of supply, installation or construction of Leasehold Improvements in the Premises;

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(e)

nothing in this Section shall require the Landlord to rebuild the Premises in the condition which existed before any such damage or destruction so long as the Premises as rebuilt will have reasonably similar facilities to those in the Premises prior to such damage or destruction, having regard, however, to the age of the Building at such time; and

(f)

nothing in this Section shall require the Landlord to undertake any repairs having a cost in excess of the insurance proceeds actually received by the Landlord with respect to such damage or destruction.

Section 7.03 Right of Termination

Notwithstanding Section 7.02, if the damage or destruction which has occurred in the Premises is such that in the reasonable opinion of the Landlord the Premises cannot be rebuilt or made fit for the purposes of the Tenant within ninety (90) days of the happening of the damage or destruction, the Landlord may, at its option, terminate this Lease on notice to the Tenant given within thirty (30) days after such damage or destruction. If such notice of termination is given, Rent shall be apportioned and paid to the date of such damage or destruction and the Tenant shall immediately deliver vacant possession of the Premises in accordance with the terms of this Lease.

Section 7.04 Destruction of or Damage to Building

(a)	Notwithstanding anything contained in this Lease and specifically notwithstanding the provisions of Section 7.03, if
(i)	thirty-five percent (35%) or more of the Total Rentable Area of the Building; or
(ii)	a portion of the Building or Lands which materially affect access or services essential thereto;

are damaged or destroyed by any cause whatsoever (irrespective of whether the Premises are damaged or destroyed) and if, in the opinion of the Landlord acting reasonably, the Building cannot be rebuilt or made fit for the purposes of their respective tenants within one hundred and eighty (180) days after the occurrence of the damage or destruction; then the Landlord may at its option (to be exercised by written notice to the Tenant within sixty (60) days following any such occurrence), terminate this Lease. In such event, the Term and the tenancy hereby created shall expire upon the thirtieth (30th) day after such notice is given, without indemnity or penalty payable by, or any other recourse against the Released Persons, and the Tenant shall, within such thirty (30) day period, vacate the Premises and surrender them to the Landlord with the Landlord having the right to re-enter and repossess the Premises discharged of this Lease and to expel all Persons and remove all property therefrom. Rent shall be due and payable without reduction or abatement until the date of termination, unless the Premises shall have been destroyed or damaged as well, in which event Section 7.02 shall apply.

(b)

If the Landlord is entitled to, but does not elect to terminate this Lease under Section 7.04(a), the Landlord shall, following such damage or destruction, diligently repair if necessary that part of the Building damaged or destroyed, but only to the extent of the Landlord's obligations under the terms of the various leases for premises in the Building and exclusive of any tenant's responsibilities with respect to such repair. If the Landlord elects to repair, the Landlord may do so in accordance with plans and specifications other than those used in the original construction of the Building.

Section 7.05 Architect's Certificate

The certificate of the Architect shall bind the parties as to: (a) the percentage of the Total Rentable Area of the Building damaged or destroyed; (b) whether or not the Premises are rendered untenantable and the percentage of the Premises rendered untenantable; (c) the date upon which either the Landlord's or Tenant's work of reconstruction or repair is completed or substantially completed and the date when the Premises are rendered tenantable; and (d) the state of completion of any work of the Landlord or the Tenant.

ARTICLE VIII -ASSIGNMENT, SUBLETTING AND TRANSFERS

Section 8.01 Assignments, Subleases and Transfers

Save and except as permitted in Section 8.01A, the Tenant shall not enter into, consent to, or permit (whether voluntarily, involuntarily or by operation of law) any Transfer without the prior written consent of the Landlord in each instance, which consent shall not be unreasonably withheld but shall be subject to the Landlord's rights under Section 8.02. Notwithstanding any statutory provision to the contrary, it shall not be considered unreasonable for the Landlord to take into account the following factors in deciding whether to grant or withhold its consent:

(a)	whether such Transfer is in violation or in breach of any covenants or restrictions made or granted by the Landlord to other tenants or occupants or prospective tenants or occupants of the Building;
(b)	whether in the Landlord's reasonable opinion, the financial background, business history and capability of the proposed Transferee is satisfactory;
(c)	whether the nature of the business of the proposed Transferee might harm the Landlord's business or reputation or reflect unfavourably on the Building or its tenants, or is unethical or illegal;
(d)	if the Transfer is to an existing tenant of the Landlord;
(e)	the proposed assignee or sublessee is a governmental department, agency or consulate;

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(f)

in the Landlord's reasonable judgment, the use of the Premises by the proposed assignee or sublessee would involve occupancy by other than primarily general office personnel or otherwise in violation of Section 1.05 of this Lease, would involve any alterations which would lessen the value of the leasehold improvements in the Premises, would require increased services, including increased load on elevator services, by the Landlord or alter the reputation or character of the Building;

(g)	in the Landlord's reasonable judgment, the proposed assignee or sublessee does not have a good reputation in the community as a tenant of property;
(h)	the use of the Premises by the proposed assignee or subtenant will violate any applicable law, by-law or regulation;
(i)	there has occurred and is continuing an Event of Default by the Tenant under this Lease;
(j)

in the case of a subletting of less than the entire Premises, if the subletting would result in the division of any one floor of the Premises into more than three subspaces or would require access to be provided through space leased or held for lease to another tenant or improvements to be made outside of the Premises; or

(k)	the Landlord does not receive sufficient information from the Tenant of the proposed assignee or subtenant to enable it to make a determination concerning the matters herein set out.

Consent by the Landlord to any Transfer if granted shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. This prohibition against Transfer shall include a prohibition against any Transfer by operation of law and no Transfer shall take place by reason of the failure of the Landlord to give notice to the Tenant within thirty (30) days as required by Section 8.02. Notwithstanding anything to the contrary herein contained, the Tenant may not assign this Lease while any Rent is in arrears hereunder or while any other Event of Default exists hereunder. Before making any assignment of this Lease the Tenant will pay all Rent in arrears and will remedy any Event of Default which then exists or will cause any Event of Default to cease to exist.

Section 8.01 A Transfer to a Permitted Transferee

Notwithstanding anything contained to the contrary in Section 8.01, and so long as the Required Conditions apply, the Tenant shall not require the consent of the Landlord (but in each case shall provide the Landlord with prior written notice) in the case of any Transfer to an entity which is:

(a)	an Affiliate (within the meaning of the Canada Business Corporations Act) of Sierra Oncology Canada ULC, but only so long as such Affiliate remains an Affiliate of Sierra Oncology Canada ULC; or
(b)

a corporation or other legal entity which is a successor of the Tenant by way of a merge, amalgamation, consolidation or other form of re-organization with an Affiliate of Oncology Canada ULC, whether voluntary or involuntary, by operation of law or otherwise;

(collectively, a "Permitted Transferee"),

provided that in either case (1) such Permitted Transferee shall carry on only the same business as is permitted to be carried on by the Tenant pursuant to Section 1.05; (2) the Tenant shall cause such Permitted Transferee to enter into an agreement prepared by and in a form satisfactory to the Landlord in which such Permitted Transferee covenants directly with the Landlord to be bound by all the terms, covenants and conditions contained in this Lease as if such Permitted Transferee had originally executed the Lease as Tenant; and (3) all the provisions of Section 8.03 shall apply in respect of such Transfer.

In no event will any Transfer permitted pursuant to this Section 8.01A relieve the Tenant from the performance of the terms, covenants and conditions herein on its part contained to be observed and performed. In the event of any further proposed Transfer, the terms of this Lease shall prevail as if this Section 8.01A had not formed part of this Lease.

Section 8.02 Landlord's Rights

If the Tenant intends to effect a Transfer, the Tenant shall give prior notice to the Landlord of such intent specifying the identity of the Transferee, the type of Transfer contemplated, the portion of the Premises affected thereby, and the financial and other terms of the Transfer, and shall provide such financial, business or other information relating to the proposed Transferee and its principals as the Landlord or any Mortgagee requires, together with copies of any documents which record the particulars of the proposed Transfer. The Landlord shall, within thirty (30) days after having received such notice and all requested information, notify the Tenant either that:

(a)	it consents or does not consent to the Transfer in accordance with the provisions and qualifications of this Article VIII; or
(b)	it elects to terminate this Lease as to the whole or part, as the case may be, of the Premises affected by the proposed Transfer, in preference to giving such consent.

If the Landlord elects to terminate this Lease it shall stipulate in its notice the termination date of this Lease, which date shall be no less than thirty (30) days nor more than ninety (90) days following the giving of such notice of termination. If the Landlord elects to terminate this Lease, the Tenant shall notify the Landlord within ten (10) days thereafter of the Tenant's intention either to refrain from such Transfer or to accept termination of this Lease or the portion thereof in respect of which the Landlord has exercised its rights. If the Tenant fails to deliver such notice within such ten (10) days or notifies the Landlord that it accepts the Landlord's termination, this Lease will as to the whole or affected part of the Premises, as the case may be, be terminated on the date of termination stipulated by the Landlord in its notice of termination. If the Tenant

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notifies the Landlord within ten (10) days that it intends to refrain from such Transfer, then the Landlord's election to terminate this Lease shall become void. If the Landlord does not elect to terminate this Lease then Section 8.01 and 8.03 shall continue to apply to such Transfer. For greater certainty, the foregoing does not apply to a Transfer to a Permitted Transferee.

Section 8.03 Conditions of Transfer

The following terms and conditions apply in respect of a Transfer:

(a)

If there is a permitted Transfer, the Landlord may collect rent from the Transferee and apply the net amount collected to the Rent payable under this Lease but no acceptance by the Landlord of any payments by a Transferee shall be deemed a waiver of the Tenant's covenants or any acceptance of the Transferee as tenant or a release of the Tenant from the further performance by the Tenant of its obligations under this Lease. Any consent by the Landlord shall be subject to the Tenant and Transferee executing an agreement with the Landlord agreeing: (i) that the Transferee will be bound by all of the terms of this Lease and, except in the case of a sublease, that the Transferee will be so bound as if it had originally executed this Lease as tenant; and (ii) to amend the Lease to incorporate such terms, covenants and conditions as are necessary so that the Lease will be in accordance with the Landlord's standard form of office lease in use for the Building at the time of the Transfer, and so as to incorporate any conditions imposed by the Landlord in its consent or required by this Section 8.03.

(b)	The Tenant shall remain liable under this Lease and shall not be released from performing or observing any of the terms or conditions of this Lease.
(c)

The rent and additional rent payable by the Transferee shall not be less than the Net Rent and Additional Rent payable by the Tenant under this Lease as at the effective date of the Transfer, (including any increases provided for in this Lease).

(d)

If the net and additional rent to be paid by the Transferee under such Transfer exceeds the Rent payable under this Lease, the amount of such excess shall be paid by the Tenant to the Landlord. If the Tenant receives from any Transferee, either directly or indirectly, any consideration other than rent or additional rent for such Transfer, either in the form of cash, goods or services (other than the proceeds of any financing as the result of a Transfer involving a mortgage, charge or similar security interest in this Lease) the Tenant shall forthwith pay to the Landlord an amount equivalent to such consideration. The Tenant and the Transferee shall execute any agreement required by the Landlord to give effect to the foregoing terms.

(e)

If the Transfer is a sublease, the Transferee will agree to waive any statutory right to retain the unexpired portion of the term of the sublease or the Term of this Lease or to enter into a lease directly with the Landlord, in the event this Lease is terminated, surrendered, disclaimed or otherwise disposed of or dealt with.

(f)

Notwithstanding the effective date of any permitted Transfer as between the Tenant and the Transferee, all Rent for the month in which such effective date occurs shall be paid in advance by the Tenant so that the Landlord will not be required to accept partial payments of Rent for such month from either the Tenant or Transferee.

(g)

Any document evidencing any Transfer permitted by the Landlord, or setting out any terms applicable to such Transfer or the rights and obligations of the Tenant or Transferee thereunder, shall be prepared by the Landlord or its solicitors and all associated legal costs shall be paid by the Tenant.

Section 8.04 Change of Control

If the Tenant is at any time a corporation or partnership, any actual or proposed Change of Control in such corporation or partnership shall be deemed to be a Transfer and subject to all of the provisions of this Article VIII. The Tenant shall make available to the Landlord or its representatives all of its corporate or partnership records, as the case may be, for inspection at all reasonable times, in order to ascertain whether any Change of Control has occurred. Notwithstanding the foregoing, so long as the Required Conditions are satisfied, the foregoing requirement that the Tenant make available to the Landlord or its representatives all of its corporate or partnership records shall be suspended provided that, upon the request of the Landlord, the Tenant will provide a certificate executed by the President of the Tenant, certifying whether or not a Change of Control has occurred and, if so, the particulars of such Change of Control.

Section 8.05 No Advertising

The Tenant shall not advertise that the whole or any part of the Premises are available for a Transfer and shall not permit any broker or other Person to do so unless the text and format of such advertisement and the publications in which such advertisement is to be placed are approved in writing by the Landlord. No such advertisement shall contain any reference to the rental rate of the Premises.

Section 8.06 Assignment By Landlord

The Landlord shall have the unrestricted right to sell, lease, convey or otherwise dispose of all or any part of the Building or Lands or this Lease or any interest of the Landlord in this Lease. To the extent that the purchaser or assignee from the Landlord assumes the obligations of the Landlord under this Lease, the Landlord shall thereupon and without further agreement be released from all liability under this Lease.

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ARTICLE IX- DEFAULT

Section 9.01 Default and Remedies

If and whenever an Event of Default occurs, then without prejudice to any other rights which it has pursuant to this Lease or at law, the Landlord shall have the following rights and remedies, which are cumulative and not alternative:

(a)

terminate this Lease by notice to the Tenant, whether or not the Landlord has, with respect to the same or another Event of Default, previously elected or pursued a right or remedy which is inconsistent with termination of this Lease;

(b)

to enter the Premises as agent of the Tenant and to relet the Premises for whatever term, and on such terms as the Landlord in its discretion may determine and to receive the rent therefor and as agent of the Tenant to take possession of any property of the Tenant on the Premises, to store such property at the expense and risk of the Tenant or to sell or otherwise dispose of such property in such manner as the Landlord may see fit without notice to the Tenant; to make alterations to the Premises to facilitate their reletting; and to apply the proceeds of any such sale or reletting first, to the payment of any expenses incurred by the Landlord with respect to any such reletting or sale; second, to the payment of any indebtedness of the Tenant to the Landlord other than Rent; and third, to the payment of Rent in arrears; with the residue to be held by the Landlord and applied in payment of future Rent as it becomes due and payable. The Tenant shall remain liable for any deficiency to the Landlord. If any reletting extends for a period beyond the end of the Term, such reletting shall not constitute a termination of this Lease, but a reletting as agent of the Tenant up to the end of the Term and a letting thereafter by the Landlord for its own account;

(c)

to remedy or attempt to remedy any default of the Tenant under this Lease for the account of the Tenant and to enter upon the Premises for such purposes. No notice of the Landlord's intention to perform such covenants need be given the Tenant unless expressly required by this Lease. The Landlord shall not be liable to the Tenant for any loss, injury or damage caused by acts of the Landlord in remedying or attempting to remedy such default and the Tenant shall pay to the Landlord all expenses incurred by the Landlord in connection with remedying or attempting to remedy such default;

(d)

to recover from the Tenant all damages, and expenses incurred by the Landlord as a result of any breach by the Tenant including, if the Landlord terminates this Lease, any deficiency between those amounts which would have been payable by the Tenant for the portion of the Term following such termination and the net amounts actually received by the Landlord during such period of time with respect to the Premises;

(e)

to recover from the Tenant the full amount of the current month's Rent together with the next three (3) months' installments of Rent, all of which shall accrue on a day-to-day basis and shall immediately become due and payable as accelerated rent; and

(f)

if the Lease has been terminated in accordance with Section 9.01 (a), to recover from the Tenant the unamortized portion of any leasehold improvement allowance or inducement paid or given by the Landlord under the terms of this Lease, calculated from the date which is the later of the date of payment by the Landlord or the Commencement Date, on the basis of an assumed rate of depreciation on a straight line basis to zero over the initial Term of this Lease.

Section 9.02 Distress

Notwithstanding any provision of this Lease or any provision of applicable legislation, none of the goods and chattels of the Tenant on the Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears, and the Tenant waives any such exemption. If the Landlord makes any claim against the goods and chattels of the Tenant by way of distress, this provision may be pleaded as an estoppel against the Tenant in any action brought to test the right of the Landlord to levy such distress. The Tenant acknowledges and agrees that the Landlord is entitled to levy by distress any accelerated rent which becomes due and is payable pursuant to Section 9.01 (e) of this Lease.

Section 9.03 Damages and Costs

The Tenant shall pay to the Landlord all damages and costs (including, without limitation, all legal fees on a solicitor and client or substantial indemnity basis) incurred by the Landlord in enforcing the terms of this Lease, or with respect to any matter or thing which is the obligation of the Tenant under this Lease, or in respect of which the Tenant has agreed to insure, or to indemnify the Landlord.

Section 9.04 Allocation of Payments

The Landlord may at its option apply sums received from the Tenant against any amounts due and payable by the Tenant under this Lease in such manner as the Landlord sees fit.

Section 9.05 Survival of Obligations

If the Tenant has failed to fulfill its obligations under this Lease with respect to the payment of Rent, the maintenance, repair and alteration of the Premises and removal of improvements and fixtures from the Premises during or at the end of the Term, such obligations and the Landlord's rights in respect thereto shall remain in full force and effect notwithstanding the expiry, surrender or sooner termination of the Term.

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ARTICLE X- STATUS STATEMENT, ATTORNMENT AND SUBORDINATION

Section 10.01 Status Statement

Within ten (10) days after written request by the Landlord, the Tenant shall deliver in a form supplied by the Landlord a statement or estoppel certificate to the Landlord as to the status of this Lease, including as to whether this Lease is unmodified and in full force and effect (or, if there have been modifications that this Lease is in full force and effect as modified and identifying the modification agreements); the amount of Net Rent and Additional Rent then being paid and the dates to which same have been paid; whether or not there is any existing or alleged default by either party with respect to which a notice of default has been served and if there is any such default, specifying the nature and extent thereof; and any other matters pertaining to this Lease as to which the Landlord shall request such statement or certificate.

Section 10.02 Subordination

This Lease and all rights of the Tenant shall be subject and subordinate to any and all Mortgages and any ground, operating, overriding, underlying or similar leases from time to time in existence against the Lands and Building. On request, the Tenant shall acknowledge in writing the subordination of this Lease and its rights under this Lease to any and all such Mortgages and leases and to all advances made under such Mortgages. The form of such subordination shall be as required by the Landlord or any Mortgagee or the lessor under any such lease.

Section 10.03 Attornment

The Tenant shall promptly, on request, attorn to any Mortgagee, or to the owners of the Building and Lands, or the lessor under any ground, operating, overriding, underlying or similar lease of all or substantially all of the Building made by the Landlord or otherwise affecting the Building and Lands, or the purchaser on any foreclosure or sale proceedings taken under any Mortgage, and shall recognize such Mortgagee, owner, lessor or purchaser as the Landlord under this Lease.

Section 10.04 Execution of Documents

The Tenant irrevocably constitutes the Landlord the agent and attorney of the Tenant for the purpose of executing any agreement, certificate, attornment or subordination required by this Lease and for registering postponements in favour of any Mortgagee if the Tenant fails to execute such documents within ten (10) days after request by the Landlord.

ARTICLE XI - GENERAL PROVISIONS

Section 11.01 Rules and Regulations

The Tenant shall comply with all Rules and Regulations, and amendments thereto, adopted by the Landlord from time to time including those set out in Schedule "D". Such Rules and Regulations may differentiate between different types of businesses in the Building, and the Landlord shall have no obligation to enforce any Rule or Regulation or the provisions of any other lease against any other tenant, and the Landlord shall have no liability to the Tenant with respect thereto.

Section 11.02 Delay

Except as expressly provided in this Lease, whenever the Landlord or Tenant is delayed in the fulfillment of any obligation under this Lease (other than the payment of Rent and surrender of the Premises on termination) by an unavoidable occurrence which is beyond the reasonable control (except a delay caused by lack of funds or other financial reason) of the party delayed in performing such obligation, then the time for fulfillment of such obligation shall be extended during the period in which such circumstances operate to delay the fulfillment of such obligation.

Section 11.03 Overholding

If the Tenant remains in possession of the Premises after the end of the Term with the consent of the Landlord but without having executed and delivered a new lease or an agreement extending the Term, there shall be no tacit renewal of this Lease and the Tenant shall be deemed to be occupying the Premises as a Tenant from month to month at a monthly Net Rent payable in advance on the first day of each month equal to 150% of the monthly amount of Net Rent payable during the last month of the Term, and otherwise upon the same terms as are set forth in this Lease, so far as these are applicable to a monthly tenancy.

Section 11.04 Waiver

If either the Landlord or Tenant excuses or condones any default by the other of any obligation under this Lease, no waiver of such obligation shall be implied in respect of any continuing or subsequent default.

Section 11.05 Registration

The Tenant may register, at the Tenant's sole costs, a notice of lease or short form of lease in a form first approved by the Landlord, which approval shall not be unreasonably withheld or delayed. The Tenant consents and agrees that no financial terms of this Lease shall be disclosed in such notice of lease or short form of lease. If the Lands comprise more than one parcel of land, the Landlord may direct the Tenant or Transferee as to the parcel or parcels against which registration may be effected.

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Section 11.06 Notices

Any notice, consent or other instrument which may be or is required to be given under this Lease shall be in writing and shall be delivered in person or sent by registered mail postage prepaid, addressed: (a) if to the Landlord: c/o The Cadillac Fairview Corporation Limited, 20 Queen Street West, 5th Floor, Toronto, Ontario, M5H 3R4, Attention: Executive Vice President, Property Management, with a copy to the Building Manager; and (b) if to the Tenant, at the Premises, or, at the Landlord's option, to the Tenant at the address set out in Section 1.01(j). Any such notice or other instrument shall be deemed to have been given and received on the day upon which personal delivery is made or, if mailed, then forty-eight (48) hours following the date of mailing. Either party may give notice to the other of any change of address and after the giving of such notice, the address therein specified is deemed to be the address of such party for the giving of notices. If postal service is interrupted or substantially delayed, all notices or other instruments shall be delivered in person.

Section 11.07 Successors

The rights and liabilities created by this Lease extend to and bind the successors and assigns of the Landlord and the heirs, executors, administrators and permitted successors and assigns of the Tenant. No rights, however, shall enure to the benefit of any Transferee unless the provisions of Article VIII are complied with.

Section 11.08 Joint and Several Liability

If there is at any time more than one Tenant or more than one Person constituting the Tenant, their covenants shall be considered to be joint and several and shall apply to each and every one of them. If the Tenant is or becomes a partnership, each Person who is a member, or shall become a member, of such partnership or its successors shall be and continue to be jointly and severally liable for the performance of all covenants of the Tenant pursuant to this Lease, whether or not such Person ceases to be a member of such partnership or its successor.

Section 11.09 Captions and Section Numbers

The captions, section numbers, article numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way affect the substance of this Lease.

Section 11.10 Extended Meanings

The words "hereof', "hereto" and "hereunder" and similar expressions used in this Lease relate to the whole of this Lease and not only to the provisions in which such expressions appear. This Lease shall be read with all changes in number and gender as may be appropriate or required by the context.

Section 11.11 Partial Invalidity

All of the provisions of this Lease are to be construed as covenants even though not expressed as such. If any such provision is held or rendered illegal or unenforceable it shall be considered separate and severable from this Lease and the remaining provisions of this Lease shall remain in force and bind the parties as though the illegal or unenforceable provision had never been included in this Lease.

Section 11.12 Entire Agreement

This Lease and the Schedules and riders, if any, attached hereto and the Tenant Construction Manual, set forth the entire agreement between the Landlord and Tenant concerning the Premises and there are no agreements or understandings between them other than as are herein set forth. Subject to Section 11.01, this Lease and its Schedules and riders may not be modified except by agreement in writing executed by the Landlord and Tenant.

Section 11.13 Governing Law

This Lease shall be construed in accordance with and governed by the laws of the Province.

Section 11.14 Time of the Essence

Time is of the essence of this Lease.

Section 11.15 Quiet Enjoyment

If the Tenant pays Rent, fully observes and performs all of its obligations under this Lease, and there has been no Event of Default, the Tenant shall be entitled to peaceful and quiet enjoyment of the Premises for the Term without interruption or interference by the Landlord or any Person claiming through the Landlord.

Section 11.16 Energy Conservation

In addition to the requirements set out in the Environmental Management Plan, the Tenant covenants with the Landlord to cooperate with the Landlord and to comply with all regulations, orders, laws and requirements passed by any governmental authorities or other agencies having jurisdiction respecting energy conservation, waste reduction, emissions reduction or any other related initiatives in relation to the use, occupancy, maintenance and operation of the Building, or any part thereof. The Tenant shall, at its cost, comply with all reasonable requests and demands of the Landlord made with a view to energy conservation, waste reduction, emissions reduction or any other related initiatives. Any costs the Landlord incurs in an effort to promote the foregoing and complying with such regulations, orders, laws and requirements shall be added to

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Operating Costs in the financial year of the Landlord or portion thereof that such expenditures are incurred. The Landlord shall not be liable as a result of undertaking any action or work to comply with any such regulations, orders, laws and requirements even where the same results in a reduction, change, or elimination in heating, ventilation or air-conditioning in the Premises or Building, or any part thereof, or any other service or utility provided by the Landlord.

Section 11.17 1ndemnity Agreement

If any Indemnifier is named in this Lease, the Indemnifier agrees to execute and deliver to the Landlord an indemnity agreement ~~in the form attached as Schedule ‘‘F’’ hereto (with blanks completed)~~ with respect to this Lease and any and all renewals hereof; and the Tenant agrees that failure of the Indemnifier to do so shall constitute an Event of Default.

Section 11.18 Confidentiality

The Tenant acknowledges that the terms, conditions and provisions of this Lease are of a highly confidential nature and therefore agrees on behalf of itself, its directors, officers, employees, agents, affiliates, and any other Persons having access to this Lease through the Tenant, that the terms, conditions and provisions of this Lease will remain confidential and further that no term, condition or provision of this Lease will be communicated to a third party without the express written consent of the Landlord. Only in the event that the Landlord first provides its express written consent to the Tenant to release any or all the terms, conditions and provisions of Lease to a third party, the Tenant agrees to obtain from that third party, a suitable confidentiality and non-disclosure agreement obliging the third party to keep confidential the terms, conditions and provisions of this Lease. These confidentiality provisions shall survive the expiration or earlier termination of this Lease. A violation of these confidentiality obligations shall be deemed to constitute an Event of Default.

Section 11.19 Execution

If the Tenant is a corporation, the Tenant confirms and agrees that this Lease has been executed by its authorized signatories and that if only one signatory has signed this Lease, the Tenant is authorized by its articles of incorporation or other constating documents to execute leases by such sole authorized signatory and if this Lease is not executed under seal by the Tenant, the Tenant is authorized by its articles of incorporation or other constating documents to execute leases without a seal.

Section 11.20 Accord and Satisfaction

No payment by the Tenant or receipt of the Landlord of a lesser amount than the monthly instalment of Net Rent and Additional Rent herein stipulated will be deemed to be other than on account of the earliest stipulated monthly instalment of Net Rent and Additional Rent, nor will an endorsement or statement on a cheque or in a letter accompanying a cheque or payment as Rent be deemed an acknowledgement of full payment or an accord and satisfaction, and the Landlord may accept a cheque or payment without prejudice to the Landlord's right to recover the balance of the Rent or pursue any other remedy. No payment of Rent hereunder made by any third party and accepted by the Landlord will constitute or in any way be interpreted to be the consent or acknowledgement by the Landlord to an assignment or subletting by the Tenant.

Section 11.21 Head Lease

The Tenant acknowledges that the Landlord is the current tenant of the Lands pursuant to an indenture of lease made as of the 24th day of February, 1984 and originally between the Bank of British Columbia, J.K.S. Holdings Ltd. and IBC Properties Limited, as landlords, and lmbrook Properties Limited, as tenant, registered in the Lower Mainland Land Titles Office ("LTO") under No. M14613, as amended by lease amending agreements made as of the 16th day of August, 1984 and the 18th day of November, 1985 registered in the LTO under Nos. M68521 and P12195, respectively, and assigned and amended by an assignment and modification of lease agreement made as of the 31st day of March 1989 and registered in the LTO   under Nos. GC46629 and GC46630, respectively, and by a non-disturbance agreement registered in the LTO   under No. BK312523 and assumed by the Landlord pursuant to an Assignment of Land Lease effective the 1st day of September, 2005 and filed for registration in the LTO   on September 1, 2005 under Nos. BX186432 and BX186433.

Section 11.22 Landlord's Limited Recourse and Severability

The Tenant acknowledge and agrees that (i) only the interest of Landlord (which, as at date of this Lease, is comprised of Van885 West Georgia LP, by its general partner Van885 West Georgia GP Ltd. and Ontrea Inc., each as to an undivided 50% interest) in the Building shall be bound hereby and the obligations hereunder are not otherwise binding upon nor shall resort be had to any other property of the Landlord; and (ii) the rights and obligations hereunder of each party comprising the Landlord shall be several in accordance with each such party's respective ownership interest in the Building, and not either joint or joint and several.

Section 11.23 Tenant Inducement

Subject to the Required Conditions, the Landlord will pay the Tenant a Leasehold Improvement allowance of SEVEN DOLLARS ($7.00) per square foot of the Rentable Area of the Premises, plus goods and services tax if applicable (the "Allowance") to be applied towards the cost of construction of the Tenant's Leasehold Improvements. Ninety percent (90%) of the Allowance will be paid within thirty (30) days after the last to occur of:

(a)	the execution of the Lease by all parties;
(b)	the commencement of the Term;

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(c)

satisfactory completion of the construction of the Tenant's Leasehold Improvements in accordance with terms and conditions provided in this Lease and delivery to the Landlord of such post-construction documentation that the Landlord reasonably requires;

(d)

receipt by the Landlord of a statutory declaration from the Tenant documenting (i) that payment has been made in full to all contractors, sub-contractors, suppliers and any other personnel retained to complete construction of the Tenant's Leasehold Improvements; (ii) that construction of the Tenant's Leasehold Improvements has been carried out and performed in accordance with all applicable by-laws, rules, regulations and orders of any lawful authority (iii) the last date on which any work was done or materials were provided in connection with the construction of the Leasehold Improvements; and (iv) that all assessments under the Workers' Compensation Act against the Tenant, its contractors, subcontractors and other persons or business entities who perfonned work in the Building or the Premises in connection with the Tenant's work have been paid in full; and

(e)	the delivery to the Landlord of an invoice for ninety percent (90%) of the Allowance (plus GST as applicable), such invoice to include the Tenant's business number(s).

The remaining ten percent (10%) of the Allowance will be paid forthwith after the expiry of the applicable statutory lien period, provided no liens have been registered in respect of the Tenant's Leasehold Improvements and provided that the Tenant has delivered to the Landlord an invoice for the remaining ten percent (10%) of the Allowance (plus GST as applicable), such invoice to include the Tenant's business number(s). The Tenant will deliver to the Landlord copies of bona fide receipts, paid invoices or other evidence acceptable to the Landlord substantiating the materials and services supplied on account of the Renovation. Provided that the Required Conditions are satisfied and the Tenant has claimed and received 90% of the Allowance in accordance with this Section 11.23 and the remaining 10% is due and payable, to the extent that the Allowance exceeds the amount that has been spent on the construction of the Tenant's Leasehold Improvements, such extra amount, up to a maximum limit of TWO Dollars ($2.00) per square foot, shall be applied by the Landlord to the next Rent due under the Lease.

Section 11.24 Parking

Subject to the Required Conditions, the Landlord agrees to make available to the Tenant during the Tenn EIGHT (8) unreserved parking spaces in the parking facility provided for the Building. The Tenant shall pay parking fees to the Landlord (or to the parking operator if the Landlord so directs) throughout the Tenn at the prevailing rates being charged for parking pennits in the parking facility, from time to time. Each such payment shall be made in advance on the first day of each month throughout the Tenn. The use of each parking pennit by the Tenant is subject to the following conditions:

(a)

one vehicle will be designated by the Tenant for each pennit and initially the Tenant will be issued by the Landlord (or the parking operator) the number or parking permits requested by the Tenant under Section 11.24(e);

(b)	the Landlord reserves the right to make such Rules and Regulations with respect to the use of the parking facility provided for the Building as the Landlord deems advisable from time to time;
(c)	the use by the Tenant of the parking facility is subject to the exclusive control of the Landlord;
(d)	the Tenant shall use the parking facility at its sole risk;
(e)

the Tenant shall give the Landlord not less than one month written notice prior to the Commencement Date setting out the number of parking permits (subject to the maximum number of parking spaces set out above) it requires as at the Commencement Date; and

(f)

following the expiry of the first two (2) full calendar months of the parking agreement (as described below), the Tenant shall give one month prior written notice if it requires an increase or decrease in the number of parking permits at any given time, and permits must be used from the first day of a calendar month to the last day of a calendar month. If the Tenant requests an increase in its number of permits at any time after the notice provided under Section 11.24(e), such request for an increase in the number of permissible parking permits shall be subject to availability at the time of the request, and the Landlord will have no liability to the Tenant if the Landlord (or the parking operator) is unable to satisfy such request; and

(g)

the Tenant shall enter into a separate parking agreement with the Landlord (or the parking operator if the Landlord so directs) in the Landlord's standard form (or the parking operator's standard form, as the case may be) with respect to the above mentioned parking spaces.

Section 11.25 Option to Extend

Provided that:

(a)	the Required Conditions have been met; and
(b)

the Tenant has given written notice to the Landlord no less than twelve (12) months and no more than eighteen (18) months prior to the expiration of the initial Term of its intention to exercise the within option to extend;

the Landlord will grant to the Tenant the right to extend the Term of the Lease for the Premises on an "as is" basis for a further period of FIVE (5) years (the "Extension of Term") commencing upon the expiration of the initial Term, and such Extension of Term shall be upon the same terms and conditions as during the Term, save and except: (i) there shall be no further right to extend the Term, (ii) there will be no inducement or leasehold improvement allowance payable to the Tenant, (iii) there will be no rent free period or Landlord's Work, and (iv) the rental rate will be the fair market net rental rate for extending tenants for similar improved premises in a similar building with similar amenity packages

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and location at the time of the exercise by the Tenant of the within option to extend (the "Extension Rent"), provided that in no event shall the Extension Rent be less than the rate payable during the last year of the initial Term.

The Landlord may, at its option, require that the Tenant (i) execute a new lease on the Landlord's standard lease for the Building currently in use at the time of the Tenant's exercise of the option to extend, or (ii) enter into an extension agreement in order to give effect to the Extension of Term and the revised rental, but the Tenant shall be deemed to have exercised the option to extend on the terms referred to above upon delivery of said notice to the Landlord whether or not such a new lease or extension agreement is executed.

If the Tenant fails to give the appropriate notice within the time limit set out herein for extending the Term then this option to extend shall be null and void and of no further force or effect. If the Tenant gives such appropriate notice within the time limit set out herein for extending the Term it will forthwith execute the documentation submitted by the Landlord as hereinbefore set out within ten (10) days of its receipt thereof.

Section 11.26 Subject to Vacant Possession

The Tenant acknowledges that the Premises are presently occupied by and subject to a lease in favour of a third party. Notwithstanding anything contained in this Lease to the contrary, it is understood and agreed by the Landlord and the Tenant that the Tenant's right to occupy the Premises is conditional upon the Landlord obtaining vacant possession of the Premises from that third party prior to the Commencement Date, failing which the Commencement Date and all other relevant dates shall be postponed by notice in writing from the Landlord. The Tenant agrees to execute any further documentation, prepared by the Landlord, and which the Landlord, acting reasonably, determines is necessary to give effect to the foregoing.

IN WITNESS WHEREOF the Landlord and Tenant have executed this Lease.

(collectively, Landlord)

Per: ______________________
Authorized Signature

Per: ______________________
Authorized Signature

I/We have authority to bind the corporation.

<u>SIERRA ONCOLOGY CANADA ULC</u>

(Tenant)

Per: ______________________
Authorized Signature

Per: ______________________
Authorized Signature

I/We have authority to bind the corporation.

) VAN8855 WEST GEORGIA LP by its general partner, ) VAN8855 WEST GEORGIA GP LTD. and ONTREA INC., ) both by their duly authorized agents,  ) THE CADILLAC FAIRVIEW CORPORATION LIMITED  ) (collectively, Landlord) ) ) Per: /s/ ELLIGIBLE ) Authorized Signature ) ) Per: /s/ ELLIGIBLE ) Authorized Signature ) ) I/We have authority to bind the corporation. ) ) SIERRA ONCOLOGY CANADA ULC ) (Tenant) ) Per: /s/ ELLIGIBLE ) Authorized Signature ) ) Per: /s/ ELLIGIBLE ) Authorized Signature ) ) I/We have authority to bind the corporation.

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SCHEDULE ‘‘A’’ - LEGAL DESCRIPTION OF THE LANDS

Those lands and premises lying and being in the City of Vancouver in the Province of British Columbia more particularly known and described as

Lots 5-20, both inclusive
Block 41
District Lot 541
Plan 210

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SCHEDULE "B" - FLOOR PLAN OF THE PREMISES

Floor Plan

"HSBC BUILDING"

885 WEST GEORGIA STREET
VANCOUVER, B.C.

21st FLOOR

HORNBY STREET
LANE
WEST GEORGIA STREET
STAIRS
ELEVATORS
ELECT.
LOBBY
ELEVATORS
CORRIDOR
MECHANICAL ROOM
SERVICE LOBBY
CORRIDOR
SHAFT
STAIRS

Cadillac
Fairview

Floor plan HSBC BUILDING 885 west George street Vancouver, B>C> 21st floor Hornby street lane west Georgia street company logo

The purpose of this plan is to identify the approximate location of the Premises in the Building.

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SCHEDULE ‘‘C’’- DEFINITIONS

In this Lease and in the Schedules to this Lease:

"Additional Rent" means all sums of money required to be paid by the Tenant under this Lease (except Net Rent) whether or not the same are designated "Additional Rent" or are payable to the Landlord or otherwise.

"Alterations" means all repairs, replacements, improvements or alterations to the Premises by the Tenant and the placing of a load of more than 50 lbs per square foot in any part of the Premises or the relocation of any such load.

"Architect" means the architect or land surveyor or other qualified expert from time to time named by the Landlord.

"BOMA Standard" means the standard method for measuring floor area in office buildings as sanctioned by the Building Owners and Managers Association International which is set out in Section 1.01 (d), provided that the Landlord may, at any time after the fifth anniversary of the Commencement Date of the Term, at the Landlord's discretion and upon notice in writing to the Tenant, substitute for this standard any subsequent standard of measure published by BOMA or by any organization or authority performing a function similar to that performed by BOMA.

"Building" means the multi-storey building set out in Section 1.01 (a) and situated on the Land described in Schedule "A" from and including the ground floor of such Building to and including the roof thereof and including all premises rented or intended to be rented therein, whether for office, retail, cafeteria, banking or other purposes; and the areas, building systems and facilities serving the Building or having utility in connection therewith, as determined by the Landlord, whether or not located directly under the Building, which areas and facilities may include, without limitation, the roof, internal malls, passageways, tunnels, concourses, sidewalks and plazas, supports to accommodate any +15 bridge, if any, entrances and exits, exhibit areas, storage and mechanical areas, janitor rooms, mail rooms, telephone, mechanical and electrical rooms, heating, ventilating and air conditioning systems, fire prevention, security, communication and music systems, common washrooms, stairways, escalators, elevators, truck and receiving areas, roadways and driveways, parking facilities, loading docks and corridors all as may be altered, expanded, reduced or reconstructed from time to time.

"Business Tax" means all business, sales, machinery, or other taxes, rates, duties, assessments, license fees and other charges levied, charged or imposed by any competent authority with respect to the business operations of the Tenant (whether imposed on the Landlord or Tenant) or attributable to the personal property, trade fixtures, business, income, occupancy or sales of the Tenant or any other occupant of the Premises and to any leasehold improvements installed in the Premises and to the use of the Building or Lands by the Tenant.

"Capital Tax" is an amount determined by multiplying each of the "Applicable Rates" by the "Building Capital" and totalling the products. "Building Capital" is the amount of capital which the Landlord determines, without duplication, is invested from time to time by the Landlord, the owners, or all of them, in doing all or any of the following: acquiring, developing, expanding, redeveloping and improving the Lands and Building. Building Capital will not be increased by any financing or refinancing except to the extent that the proceeds are invested directly as Building Capital. An "Applicable Rate" is the capital tax rate specified from time to time under any statute of Canada and any statute of the Province which imposes a tax in respect of the capital of corporations. Each Applicable Rate will be considered to be the rate that would apply if none of the Landlord or the owners employed capital outside of the Province.

"Carbon Offset Credits" shall mean and refer to activities undertaken by either the Landlord or the Tenant which cause, directly or indirectly, measurable greenhouse gas emission reductions or removal enhancements within or in respect of the Building and that have financial or exchange value in the regulatory or voluntary market.

"Carbon Tax" means the aggregate of all taxes, rates, duties, levies, fees, charges and assessments whatsoever, imposed, assessed, levied, confirmed, rated or charged against or in respect of the energy consumption of the Building or the emissions of greenhouse gases from the Building or any part of it or levied in lieu thereof, levied against the Landlord by any local, provincial or federal government or any agency thereof having jurisdiction.

"Change of Control" means, in the case of any corporation or partnership, the transfer or issue by sale, assignment, subscription, transmission on death, mortgage, charge, security interest, operation of law or otherwise, of any shares, voting rights or interest which would result in any change in the effective control of such corporation or partnership unless such change occurs as a result of trading in the shares of a corporation listed on a recognized stock exchange in Canada or the United States and then only so long as the Landlord receives assurances reasonably satisfactory to it that there will be a continuity of management and of the business practices of such corporation notwithstanding such Change of Control.

"Commencement Date" means the date on which the Term commences as set out in Section 1.01 (e).

"Environmental Laws" means all applicable federal, provincial and municipal laws, regulations, by-laws, standards, requirements, ordinances, codes, policies, guidelines, orders, notices, permits or directives, or parts thereof, pertaining to protection, conservation, utilization, impairment or degradation of the environment in effect as of the date hereof and as may be brought into effect or amended at a future date.

"Environmental Management Plan" means those provisions set out in Schedule "E" attached hereto. An "Event of Default" shall occur whenever:

(a)	any Rent is in arrears and is not paid within five (5) days after written demand by the Landlord;

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(b)	the Tenant has breached any of its obligations in this Lease (other than the payment of Rent) and:
(i)	fails to remedy such breach within fifteen (15) days (or such shorter period as may be provided in this Lease); or
(ii)

if such breach cannot be reasonably remedied within fifteen (15) days or such shorter period, the Tenant fails to commence to remedy such breach within such fifteen (15) days or shorter period or thereafter fails to proceed diligently to remedy such breach; in either case after notice in writing from the Landlord;

(c)

the Tenant or any Indemnifier becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors, or any steps are taken or proceedings commenced by any Person for the dissolution, winding-up or other termination of the Tenant's existence or the liquidation of its assets;

(d)	a trustee, receiver, receiver/manager or like Person is appointed with respect to the business or assets of the Tenant or any Indemnifier;
(e)	the Tenant makes a sale in bulk of all or a substantial portion of its assets other than in conjunction with a Transfer approved by the Landlord;
(f)	this Lease or any of the Tenant's assets are taken under a writ of execution;
(g)	the Tenant purports to make a Transfer other than in compliance with the provisions of this Lease;
(h)

the Tenant abandons or attempts to abandon the Premises or disposes of its goods so that there would not after such disposal be sufficient goods of the Tenant on the Premises subject to distress to satisfy Rent for at least three (3) months, or the Premises become vacant and unoccupied for a period of ten (10) consecutive days or more without the consent of the Landlord;

(i)	any insurance policies covering any part of the Building or any occupant thereof are actually or threatened to be cancelled or adversely changed as a result of any use or occupancy of the Premises;
(j)

the Tenant shall default in the full and timely performance of any covenant of this Lease and any such default shall be repeated two (2) times in any Fiscal Year, notwithstanding that such defaults may have been cured within the period after notice has been provided pursuant to the terms hereof;

(k)	an Event of Default as defined in this paragraph occurs with respect to any lease or agreement under which the Tenant occupies other premises in the Building;
(I)	the Tenant or any Indemnifier is a corporation and at any time during the Term does not remain in good standing with the Office of the Registrar of Companies for the Province; or,
(m)	the Tenant defaults in connection with the Existing Sublease Consent (as defined below) beyond any applicable cure period.

"Existing Sublease Consent" means the consent to sublease and made among the Landlord as successor in interest to Ontrea Inc., Thompson Creek Metals Company Inc. as tenant and the Tenant as sub-tenant dated February 27, 2015 under which the Tenant presently sublets and occupies the Premises as sub-tenant.

"Fiscal Year" means (i) the period of time commencing on the Commencement Date and ending on the last day of the next ensuing October; and (ii) thereafter the period of time commencing on the first day of November and ending on the last day of the next ensuing October, or (iii) the fiscal period designated by the Landlord from time to time.

"Fixturing Period" means the period specified in Section 1.01 (h).

"Hazardous Substance" means any substance or material whose discharge, release, use, storage, handling or disposal is regulated, prohibited or controlled, either generally or specifically, by any governmental authority pursuant to or under any Environmental Laws, including, but not limited to, any contaminant, pollutant, deleterious substance, or material which may impair the environment, petroleum and other hydrocarbons and their derivatives and by-products, dangerous substances or goods, asbestos, gaseous, solid and liquid waste, special waste, toxic substance, hazardous or toxic chemical, hazardous waste, hazardous material or hazardous substance, either in fact or as defined in or pursuant to any Environmental Laws.

"Indemnifier" means the Person, if any, who has executed or agreed to execute ~~the indemnity Agreement attached to this Lease as Schedule “F”, or~~ any ~~other~~ indemnity agreement in favour of the Landlord.

"Landlord" means the party named as landlord on the first page of this Lease and those for whom it is responsible at law.

"Lands" means the lands situated in the city of Vancouver in the Province in which the Building is constructed, as more particularly described in Schedule "A", or as such lands may be expanded or reduced from time to time.

"Lease" means this document as originally executed and delivered or as amended from time to time, which amendments shall be in writing, executed and delivered by both the Landlord and the Tenant.

"Leasehold Improvements" means leasehold improvements in the Premises determined according to common law, and shall include, without limitation, all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed in the Premises by or on behalf of the Tenant or any previous occupant of the Premises, including signs and lettering, partitions, doors and hardware however affixed

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and whether or not movable, all mechanical, electrical and utility installations and all carpeting and drapes with the exception only of furniture and equipment not in the nature of fixtures.

"Mortgage" means any and all mortgages, charges, debentures, security agreements, trust deeds, hypothecs or like instruments resulting from financing, refinancing or collateral financing (including renewals or extensions thereof) made or arranged by the Landlord of its interest in all or any part of the Building or Lands.

"Mortgagee" means the holder of, or secured party under, any Mortgage and includes any trustee for bondholders.

"Net Rent" means the annual rent payable by the Tenant under Section 1.01(f).

"Normal Business Hours" means the hours from 6:00 a.m. to 6:00 p.m. on Mondays through Fridays, and the hours from 8:00 a.m. to 2:00 p.m. on Saturdays, unless any such day is a statutory holiday. Normal Business Hours may be modified or amended by the Landlord from time to time, acting reasonably and consistent with the standards of a first class office building.

"Operating Costs" means, for any period designated by the Landlord, (without duplication) any amounts, whether direct or indirect, paid, payable or incurred by or on behalf of the Landlord for maintenance, operation, repair, replacement to and administration of the Lands and Building including without limitation the fitness centre (if any) or allocated by the Landlord to the Lands and Building and for services provided generally to tenants, calculated as if the Building were 100% occupied by tenants during the Term, including without limitation:

(a)	the cost of insurance which the Landlord is obligated or permitted to obtain under this Lease and any deductible amount applicable to any claim made by the Landlord under such insurance;
(b)

the cost of security, janitorial, cleaning, landscaping, window cleaning, garbage removal and snow removal services and periodic sanding, the cost of providing loudspeakers, public address and musical broadcasting systems and providing fire protection and detection systems, communications systems and connections, the cost of operating and maintaining supply holding areas, storage areas, loading docks, bays or areas and truckways;

(c)	the cost of heating, ventilating and air-conditioning;
(d)

the cost of fuel, steam, water, electricity, telephone and other utilities used in the maintenance, operation or administration of the Building, including the replacement of building standard electric bulbs, tubes, starters and ballasts; including charges and imposts related to such utilities to the extent such costs, charges and imposts are not recovered from other tenants;

(e)

management office expenses of operation (or to the extent there is no on-site management offices, a portion of the operating expenses of the off-site management office bearing responsibility for, inter alia, the Building determined by the Landlord on an equitable basis), including the fair market rental value of any space used by the Landlord and/or its manager in connection with the repair, maintenance, operation or management of the Building and salaries, wages and other amounts paid or payable for all personnel involved in the repair, maintenance, operation, management, security, supervision or cleaning of the Building, including fringe benefits, employment and worker's compensation insurance premiums, pension plan contributions and other employment costs and the cost of engaging contractors for the repair, maintenance, security, supervision or cleaning of the Building;

(f)	auditing, accounting, legal and other professional and consulting fees and disbursements;
(g)

the costs: (i) of repairing, operating and maintaining the Building (including the parking facilities) and the equipment serving the Building and of all replacements and modifications to the Building or such equipment, including those made by the Landlord in order to comply with laws or regulations affecting the Building; (ii) incurred by the Landlord in providing and installing energy conservation equipment or systems and life safety systems; (iii) incurred by the Landlord to make alterations, replacements or additions to the Building intended to reduce operating costs, improve the operation of the Building or maintain its operation as a first class office building; (iv) incurred to replace machinery or equipment which by its nature requires periodic replacement; and (v) incurred by the Landlord, acting reasonably, in modifying and operating the Building to achieve the objectives of the Environmental Management Plan; all to the extent that such costs are fully chargeable in the Fiscal Year in which they are incurred in accordance with sound accounting principles;

(h)	the cost of the rental of all equipment, supplies, tools, materials and signs;
(i)	all costs incurred by the Landlord in administering, contesting or appealing Taxes or related assessments including legal, appraisal and other professional fees, and administration and overhead costs;
(j)	Capital Tax and Carbon Tax;
(k)

depreciation or amortization of the costs referred to in paragraph (g) above as determined by the Landlord in accordance with sound accounting principles, if such costs have not been charged fully in the Fiscal Year in which they are incurred;

(I)

interest calculated at two percentage points above the average daily prime bank commercial lending rate charged during such Fiscal Year by any Canadian chartered bank designated from time to time by the Landlord upon the undepreciated or unamortized balance of the costs referred to in paragraph (k) above; and

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(m)

a reasonable fee for the administration and management of the Building equal to an amount which the Landlord might reasonably pay to a third party for the administration and management of developments in the city of Vancouver similar to the Building.

Operating Costs shall exclude or have deducted from them as the case may be:

(aa)	all amounts which otherwise would be included in Operating Costs which are recovered by the Landlord from tenants (other than under sections of their leases comparable to section 2.03 of this Lease);
(bb)	such of the Operating Costs as are recovered from insurance proceeds, warranties or guarantees, to the extent such recovery represents reimbursements for costs previously included in Operating Costs;
(cc)	interest on debt and capital retirement of debt;
(dd)	ground rent payable by the Landlord to the owner of the Lands under any ground lease of the Lands;
(ee)

commissions and other expenses payable in connection with the marketing and leasing of the Building including the cost of any leasehold improvement allowance or other inducement paid to tenants of the Building; and

(ff)

the amount of any goods and services tax ("Sales Tax") paid or payable by the Landlord on the purchase of goods and services included in Operating Costs which may be available to the Landlord as a credit in determining the Landlord's net tax liability or refund on account of Sales Tax.

Operating Costs may be attributed by the Landlord to the various components of the Building in accordance with reasonable and current practices and on a basis consistent with the nature of the particular costs being attributed, and the costs so attributed may be allocated to the tenants of such components accordingly.

"Person" means any person, firm, partnership or corporation, or any group or combination of persons, firms, partnerships or corporations.

"Possession Date" means the date for possession of the Premises by the Tenant, as set out in Section 1.01(g).

"Premises" means the premises leased to the Tenant described in Sections 1.01 (b) and 1.02 and includes Leasehold Improvements in such premises. The boundaries of the Premises are as follows: (i) the interior face of all exterior walls, doors and windows; (ii) the interior face of all interior walls, doors and windows separating the Premises from common areas; (iii) the centre line of all interior walls separating the Premises from adjoining leasable premises; and (iv) the top surface of the structural subfloor and the bottom surface of the structural ceiling.

"Proportionate Share" means a fraction which has as its numerator the Rentable Area of the Premises and as its denominator the Total Rentable Area of the Building.

"Province" means the province in which the Building is located.

"Released Persons" means collectively and individually, the Landlord, any manager of the Building, the owners of the Building, the Mortgagee, and their respective officers, directors and employees, in the course of their employment.

"Rent" means the aggregate of Net Rent and Additional Rent.

"Rentable Area" means the Rentable Area of the Premises and/or other premises in the Building, as determined in accordance with the BOMA Standard.

"Required Conditions" means that the Tenant is the original Tenant, SIERRA ONCOLOGY CANADA ULC, and that the Tenant is not in default and has not been in default under this Lease during the Term hereof, and that the Tenant is itself in possession of and conducting business in the whole of the Premises in accordance with this Lease.

"Rules and Regulations" means the rules and regulations adopted and promulgated by the Landlord from time to time pursuant to Section 11.01. The Rules and Regulations existing as at the Commencement Date are those set out in Schedule "D".

"Taxes" means all taxes, levies, charges, local improvement rates and assessments whatsoever assessed or charged against the Building and the Lands or any part thereof by any lawful taxing authority and including any amounts assessed or charged in substitution for or in lieu of any such taxes, but excluding only such taxes as capital gains taxes, corporate, income, profit or excess profit taxes to the extent such taxes are not levied in lieu of any of the foregoing against the Building or Lands or the Landlord in respect thereof. Taxes shall in every instance be calculated on the basis of the Building being fully assessed and taxed at prevailing commercial tax rates for occupied space for the period for which Taxes are being calculated.

"Tenant" means the party named as tenant on the first page of this Lease, and those for whom it is responsible in law.

"Tenant Construction Manual" means the tenant construction and improvements manual or other similar document supplied by the Landlord from time to time to office tenants of the Building intending to perform alterations to or work within their respective premises.

"Term" means the period set out in Section 1.01 (e).

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"Total Rentable Area of the Building" means the aggregate of the Rentable Area of each floor in the Building intended for office or retail use as if each floor is occupied by one tenant, all as determined by the Architect in accordance with the BOMA Standard. The Total Rentable Area of the Building shall: (a) exclude the main telephone, mechanical, electrical and other utility rooms and enclosures, public lobbies on the ground floor, and other public space common to the entire Building; and, (b) be adjusted by the Architect from time to time to take account of any structural, functional or other change affecting the same.

"Trade Fixtures" means trade fixtures as determined at common law, but for greater certainty, shall not include: (a) heating, ventilating or air conditioning systems, facilities and equipment in or serving the Premises; (b) floor coverings affixed to the floor of the Premises; (c) light fixtures; (d) internal stairways and doors; and, (e) any fixtures, facilities, equipment or installations installed by or at the expense of the Landlord pursuant to this Lease or otherwise.

"Transfer" means an assignment of this Lease in whole or in part, a sublease of all or any part of the Premises (whether by the Tenant or by a subtenant), any transaction whereby the rights of the Tenant under this Lease or the rights of any subtenant or to the Premises are transferred to another, any transaction by which any right of use or occupancy of all or any part of the Premises is conferred upon anyone, any mortgage, charge or encumbrance of this Lease or the Premises or any part thereof or other arrangement under which either this Lease or the Premises become security for any indebtedness or other obligations and includes any transaction or occurrence whatsoever (including, but not limited to, expropriation, receivership proceedings, seizure by legal process and transfer by operation of law), which has changed or might change the identity of the Persons having lawful use or occupancy of any part of the Premises or which creates a security interest in any part of the Premises, including without limitation, any of the Leasehold Improvements.

"Transferee" means the Person or Persons to whom a Transfer is or is to be made.

"Useable Area" means the Useable Area of the Premises as defined and determined in accordance with the BOMA Standard.

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SCHEDULE "D" - RULES AND REGULATIONS

1 .	Life Safety.

(a)The Tenant shall not do or permit anything to be done in the Premises, or bring or keep anything therein which will in any way increase the risk of fire or the rate of fire insurance on the Building or on property kept therein, or obstruct or interfere with the rights of other tenants or in any way injure or annoy them or the Landlord, or contravene the fire code or the regulations of the Fire Department, or any insurance requirements with respect to the Lands or Building or in any part thereof, or violate or act in conflict with any statutes, rules and ordinances governing health and safety standards or with any other statute or municipal by-law.

(b)No inflammable oils or other inflammable, dangerous or explosive materials save those approved in writing by the Landlord's insurers shall be kept or permitted to be kept in the Premises.

2.	Security.

(a)The Landlord shall permit the Tenant and the Tenant's employees and all Persons lawfully requiring communication with them to have the use, during Normal Business Hours in common with others entitled thereto, of the main entrance and the stairways, corridors, elevators, escalators, or other mechanical means of access leading to the Building and the Premises. At times other than during Normal Business Hours the Tenant and its employees shall have access to the Building and to the Premises only in accordance with the Rules and Regulations and shall be required to satisfactorily identify themselves and to register in any book which may at the Landlord's option be kept by the Landlord for such purpose. If identification is not satisfactory, the Landlord is entitled to prevent the Tenant or the Tenant's employees or other Persons lawfully requiring communication with the Tenant from having access to the Building and to the Premises. In addition, the Landlord is not required to open the door to the Premises for the purpose of permitting entry therein to any Person not having a key or passcard to the Premises.

(b)The Tenant shall not place or cause to be placed any additional locks upon any doors of the Premises without the approval of the Landlord. Two keys shall be supplied to the Tenant for each entrance door to the Premises and all locks shall be Building standard to permit access by the Landlord's master key. If additional keys are required, they must be obtained from the Landlord at the cost of the Tenant. Keys or other means of access for entrance doors to the Building will not be issued without the written authority of the Landlord.

3.	Housekeeping.

(a)The Tenant shall permit window cleaners to clean the windows of the Premises during Normal Business Hours.

(b)The Tenant shall not place any debris, garbage, trash or refuse or permit same to be placed or left in or upon any part of the Lands or Building outside of the Premises, other than in a location provided by the Landlord specifically for such purposes, and the Tenant shall not allow any undue accumulation of any debris, garbage, trash or refuse in or outside of the Premises. If the Tenant uses perishable articles or generates wet garbage, the Tenant shall provide refrigerated storage facilities suitable to the Landlord.

(c)The Tenant shall not place or maintain any supplies, or other articles in any vestibule or entry to the Premises, on the adjacent footwalks or elsewhere on the exterior of the Premises or elsewhere on the Lands or Building.

(d)The sidewalks, entrances, passages, escalators, elevators and staircases shall not be obstructed or used by the Tenant, its agents, servants, contractors, invitees or employees for any purpose other than ingress to and egress from the Premises and the Building. The Landlord reserves entire control of all parts of the Lands and Building employed for the common benefit of the tenants and without restricting the generality of the foregoing, the sidewalks, entrances, corridors and passages not within the Premises, washrooms, lavatories, air conditioning closets, fan rooms, janitor's closets, electrical closets and other closets, stairs, escalators, elevator shafts, flues, stacks, pipe shafts and ducts and shall have the right to place such signs and appliances therein, as it deems advisable, provided that ingress to and egress from the Premises is not unduly impaired thereby.

(e)The Tenant shall not cause or permit: any waste or damage to the Premises; any overloading of the floors or the utility, electrical or mechanical facilities of the Premises; any nuisance in the Premises; or any use or manner of use causing a hazard or annoyance to other occupants of the Building or to the Landlord.

4.	Receiving, Shipping, Movement of Articles.

(a)The Tenant shall not receive or ship articles of any kind except through designated facilities and doors and at hours designated by the Landlord and under the supervision of the Landlord.

(b)Hand trucks, carryalls or similar appliances shall only be used in the Building with the consent of the Landlord and shall be equipped with rubber tires, slide guards and such other safeguards as the Landlord requires.

(c)The Tenant, its agents, servants, contractors, invitees or employees, shall not bring in or take out, position, construct, install or move any safe, business machinery or other heavy machinery or equipment or anything liable to injure or destroy any part of the Building, including the Premises, without first obtaining the consent in writing of the Landlord. In giving such consent, the Landlord shall have the right in its sole discretion, to prescribe the weight permitted and the position thereof, the use and design of planks, skids or platforms, and to distribute the weight thereof. All damage done to the Building, including the Premises, by moving or using any such heavy equipment or other office equipment or furniture shall be repaired at the expense of the Tenant.

The moving of all heavy equipment or other office furniture shall occur only by prior arrangement with the Landlord. The cost of such moving shall be paid by the Tenant. Safes and other heavy office equipment and machinery shall be moved through the halls and corridors only in a manner expressly approved by the Landlord. No freight or bulky matter of any description will be received into any part of the Building, including the Premises, or carried in the elevators except during hours approved by the Landlord.

5.	Prevention of Injury to Premises.

(a)It shall be the duty of the Tenant to assist and co-operate with the Landlord in preventing injury to the Premises.

(b)The Tenant shall not deface or mark any part of the Building, including the Premises, and shall not drive nails, spikes, hooks or screws into the walls, floors, ceilings or woodwork of any part of the Building, including the Premises, or bore, drill or cut into the walls, floors, ceilings or woodwork of any part of the Building including the Premises, in any manner or for any reason. (c) If the Tenant desires

HSBC Office Master Mar 2012 SIERRA ONCOLOGY-HSBC 2150-MAY 2 2017/L T	-28-

telecommunications connections, the Landlord, in its sole discretion, may direct the electricians as to where and how the wires are to be introduced. No gas pipe or electric wire will be permitted which has not been ordered or authorized by the Landlord. No outside antenna shall be allowed on any part of the Premises or Building without authorization in writing by the Landlord.

6.	Windows.

Except for the proper use of approved blinds and drapes, the Tenant shall not cover, obstruct or affix any object or material to any of the skylights and windows that reflect or admit light into any part of the Building, including, without limiting the generality of the foregoing, the application of solar films.

7.	Washrooms.

(a)The Landlord shall permit the Tenant and the employees of the Tenant in common with others entitled thereto, to use the washrooms on the floor of the Building on which the Premises are situated or, in lieu thereof, those washrooms designated by the Landlord, save and except when the general water supply may be turned off from the public main or at such other times when repair and maintenance undertaken by the Landlord shall necessitate the non-use of the facilities.

(b)The water closets and other apparatus shall not be used for any purposes other than those for which they were intended, and no sweepings, rubbish, rags, ashes or other substances shall be thrown into them. Any damage resulting from misuse by the Tenant or its agents, servants, invitees, or employees shall be repaired at the expense of the Tenant.

8.	Use of Premises.

(a)The Premises shall not be used for sleeping apartments or residential purposes, or for the storage of personal effects or articles other than those required for business purposes.

(b)No cooking or heating of any foods or liquids (other than the use of microwave ovens or coffee makers or kettles) shall be permitted in the Premises without the written consent of the Landlord.

(c)The Tenant shall not install or permit the installation or use of any machine dispensing goods for sale in the Premises or the Building or permit the delivery of any food or beverage to the Premises without the written approval of the Landlord, which consent shall not be unreasonably withheld, or in contravention of the Rules and Regulations. The Tenant shall not permit the delivery of any food or beverage to the Premises, save and except in accordance with the Landlord's reasonable requirements, including but not limited to sub clause (d) below with respect to any odours created by such catering.

(d)The Tenant shall not permit any odours, vapours, steam, water, vibrations, noises or other undesirable effects to emanate from the Premises or any equipment or installation therein which, in the Landlord's opinion, are objectionable or cause any interference with the safety, comfort or convenience of the Building to the Landlord or the occupants and tenants thereof or their agents, servants, invitees or employees.

9.	Canvassing, Soliciting, Peddling.

Canvassing, soliciting and peddling in or about the Lands and Building are prohibited.

10.	Bicycles.

No bicycles or other vehicles shall be brought within any part of the Lands or Building without the consent of the Landlord.

11 .	Animals and Birds.

No animals or birds shall be brought into any part of the Lands or Building without the consent of the Landlord.

12.	Signs and Advertising.

The Tenant shall not paint, affix, display or cause to be painted, affixed or displayed, any sign, picture, advertisement, notice, lettering or decoration on any part of the outside of the Building or in the interior of the Premises which is visible from the outside of the Building. The Tenant will not paint, affix, display or cause to be painted, affixed or displayed any sign, picture, advertisement, notice, lettering or decoration on the outside or inside of the Premises for exterior view without the written consent of the Landlord. Any approved signs shall remain the property of the Tenant and shall be maintained at the Tenant's sole cost and expense. At the expiry of the Term, or earlier termination of this Lease, the Tenant shall remove any such sign, picture, advertisement, notice, lettering or decoration from the Premises at the Tenant's expense and shall promptly repair all damage caused by such removal. The sign to be placed on the outside of (or beside, as the case may be) the interior door leading to the Premises shall be: (i) installed by the Landlord at the Tenant's sole cost and expense; (ii) consistent with the uniform pattern, size and design prescribed by the Landlord; (iii) the property of the Landlord and shall be maintained by the Landlord throughout the Term at the Tenant's sole cost and expense; and (iv) removed by the Landlord (or, at the Landlord's option, by the Tenant) at the sole cost and expense of the Tenant. All damage caused by the removal of such sign shall be promptly repaired by the party that removed the sign, at the Tenant's sole cost and expense. The Tenant's obligation to observe and perform this covenant shall survive the expiration of the Term or earlier termination of the Lease.

13.	Directory Board.

The Tenant shall be entitled at its expense to have its name shown upon the directory board of the Building and the Landlord shall design the style of such identification and shall determine the number of spaces available on the directory board for each tenant. The directory board shall be located in an area designated by the Landlord in the main lobby of the Building.

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SCHEDULE "E" - ENVIRONMENTAL MANAGEMENT PLAN

SECTION 1 - ENVIRONMENTAL OBJECTIVES

1.1	Context

The provisions of this Environmental Management Plan have been designed to encourage and promote the implementation of certain environmental objectives on the part of each of the Landlord and the Tenant. Subject to Section 4.1 of the Schedule "E", a breach by either the Landlord or the Tenant of any of the provisions of this Environmental Management Plan on the part of either the Landlord or the Tenant to be observed or performed, as the case may be, shall not constitute a default under this Lease, but the party committing such breach agrees, to the extent possible under the circumstances, to use commercially reasonable efforts to co-operate with the other party to remedy such breach.

1.2	General Objectives

The Tenant acknowledges the Landlord's intention to operate the Building so as to provide for:

(a)	a comfortable, productive and healthy indoor environment;
(b)	reduced energy use and reduced production, both direct and indirect, of greenhouse gases;
(c)	reduced use of potable water and the use of recycled water where appropriate;
(d)	the effective diversion of construction, demolition, and land-clearing waste from landfill and incineration disposal, and the recycling of tenant waste streams;
(e)	the use of cleaning products certified in accordance with EcoLogoM (Canada), Green Seal™ (United States) or equivalent standards;
(f)	the facilitation of alternate transportation options for individuals attending at the Building;
(g)	the avoidance of high volatile organic compound ("VOC") materials, furniture and improvements within the Building and individual tenant premises; and
(h)	the achievement of such other more specific targets as may be determined by the Landlord from time to time.
1.3	Specific Objectives

Notwithstanding the provisions of Section 1.2 in this Schedule "E" above, the Tenant acknowledges that it is the Landlord's intention to meet or exceed the specific targets published from time to time by the Canada Green Building Council or its successor in order to achieve and maintain the applicable accreditation pursuant to the various LEED or other similar accreditation programs, in connection with:

(a)	overall reduction of utilities (such as electricity, natural gas, water and/or steam) consumed in/by the Building ;
(b)	increasing waste diversion rates in the Building; and
(c)	reduction of waste generated in the Building.

In addition, the Tenant acknowledges that it is the Landlord's intention to reduce carbon dioxide levels, through introduction of outside fresh air and required number of air changes in the Building to equal or better than the American Society of Heating, Refrigerating and Air-Conditioning Engineers ("ASHRAE") standard 62.1-2007 or equivalent standard as it may be amended or replaced from time to time.

1.4	Regulatory Standards

Notwithstanding the provisions of Section 1.2 herein, in the event that any governmental authority imposes a resource reduction target on the Building for any utility or resource otherwise than as set out in Section 1.2 above, then the Environmental Objectives shall be deemed to have been amended so as to stipulate such resource reduction target and all changes required to be made by the Landlord to the Environmental Management Plan, or which are necessitated as a result of such mandatory resource reduction target, shall be deemed to be included and permitted, as the case may be, pursuant to the provisions of this Section and this Lease.

1.5	Carbon Offsets

The Landlord shall be entitled to all Carbon Offset Credits that may be created, credited or recoverable as a result of activities conducted within the Premises or the Building, excluding Carbon Offset Credits to which the Tenant is entitled in accordance with Applicable Law. The Landlord shall be entitled to allocate, acting reasonably, Carbon Offset Credits created with the participation of the Tenant and/or other tenants in the Building.

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SECTION 2- ENVIRONMENTAL MANAGEMENT PLAN IMPLEMENTATION

2.1	The Tenant agrees to conduct its operations in the Building and within the Premises in accordance with the following provisions:
(a)	Comfortable. Healthy and Productive Indoor Environment
(i)

The Landlord shall be entitled at any time and from time to time to undertake greenhouse gas production monitoring and testing, including testing within the Premises, on reasonable notice to the Tenant and accompanied by a representative of the Tenant if required, which representative Tenant agrees to make available.

(ii)

The Tenant shall ensure that all work done within the Premises by the Tenant or its representatives shall be undertaken in accordance herewith and with the Tenant Construction Manual. Notwithstanding the foregoing, the Tenant shall specify that all paints, sealants and adhesives used or to be used within the Premises meet EcoLogoM (Canada), Green SealTM (United States) or equivalent standards so as to ensure no or low emissions of VOC's within the Building. Landlord may from time to time conduct tests to measure VOC's within the Premises.

(iii)

The Tenant shall have regard to the procurement guidelines set out in the Tenant Construction Manual in procuring furniture, fixtures, materials, supplies and equipment to be brought into the Premises.

(iv)

To the extent the Tenant is expressly permitted in this Lease to undertake its own cleaning of, or within, the Premises, the Tenant shall require that in any cleaning contracts gran ted directly by it, the cleaning contractor shall use cleaning 1 products certified in accordance with EcoLogoM (Canada), Green SealTM (United States) or equivalent standards. The Landlord shall reserve the right to approve, acting reasonably, any such Tenant cleaning contracts, but without liability. The Tenant shall ensure that any cleaning contracts entered into by it require the cleaning contractor to comply with elements of the Environmental Management Plan applicable to it. Particularly, any such cleaning contracts that extend to specialized green facilities shall ensure the cleaning contractor properly understands the maintenance of such specialized green facilities.

(v)

At the Tenant's sole cost and expense and if requested by the Tenant, the Landlord agrees at its option, to either purge Building air during a Tenant move in to minimize offgassing of wallpaper, carpet and furniture glues and dyes or to test for VOC's, in both cases subject to the prior approval of the Landlord acting reasonably.

(b)	Reduce Indirect and Direct Energy Consumption and Greenhouse Gas Emissions
(i)

The Tenant agrees to the installation of electricity smart meters in respect of the Tenant's consumption of electricity within the Premises that will be connected to the Landlord's metering system for the Building (if one is in place), at the Tenant's sole cost and expense.

(ii)

The Tenant shall take reasonable steps to minimize its electrical consumption within the Premises such as, by way of example only, adopting conservation practices (e.g. reducing its use of lighting where unnecessary); the use of Energy Star equipment; the types of lighting, lighting switches, sensors and zones as may be specified in the Tenant Construction Manual.

(iii)

The Landlord shall be entitled at any time or from time to time to acquire all or part of the power for the common areas and facilities or shared electrical power from sources with low carbon output. In addition to the foregoing, where it is considered feasible to do so, the Landlord may install onsite generation capacity either to reduce peak load or to supplement base load requirements for the Building from time to time, and any incremental cost in so doing shall be included in Operating Costs.

(iv)	The Landlord shall be entitled to benchmark itself against any building rating system for electrical, natural gas, water or other resource consumption.
(v)	The Landlord shall operate Building common areas and facilities in accordance with, and shall encourage other tenants to operate in conformity with, the Environmental Objectives.
(c)	Reduce Water Consumption
(i)

The Tenant agrees to the installation of water meters or check meters that will be connected to the Landlord's metering system for the Building (if one is in place), in respect of the Tenant's consumption of water, at the Landlord's option and at the Tenant's sole cost and expense.

(ii)

Where potable water usage is not a necessity, the Tenant acknowledges and consents to the use of treated recycled or treated natural water in washrooms and in other applications within and around the Building.

(iii)

The Tenant consents to rainwater collection, treatment and reuse by the Landlord and wastewater collection, treatment and reuse by the Landlord from time to time. The Tenant consents to the use of water-saving appliances, such as waterless urinals, and other equipment as may be otherwise consistent with the Environmental Objectives.

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(d)	Recycled Materials Usage
(i)

Tenant shall be entitled to use recycled materials in its Leasehold Improvements and Alterations if so permitted either pursuant to the Tenant Construction Manual, or as may be consented to by the Landlord, acting reasonably.

(ii)	Tenant shall be entitled to use recycled furniture, fixtures and equipment in the Premises to the extent consistent with the Environmental Objectives and the Tenant Construction Manual.
(iii)

The Tenant agrees to recycle or cause its contractor to recycle any waste created in the construction and/or demolition of Leasehold Improvements or Alterations within the Premises in accordance with the Tenant Construction Manual, so as to minimize the amount of waste ending in landfill. The Tenant shall provide satisfactory evidence to the Landlord of such recycling upon request by the Landlord, such as, by way of example, providing copies of waybills indicating the amount of waste recycled and the amount ending in landfill. The Landlord reserves the right to monitor and measure the amount of waste leaving the Building from the Premises and going to landfill from time to time. If available, the Landlord agrees to provide to the Tenant a staging area for the sorting and recycling of materials during construction.

(iv)

If requested by the Tenant, the Landlord will use commercially reasonable efforts to co-operate with the Tenant, at the Tenant's sole cost, in the certification of the Premises pursuant to any rating scheme, such as ASHRAE standard 189.1, or equivalent standard as the Landlord may agree to, acting reasonably. The Tenant agrees to consider locally sourced materials where possible in the completion of Leasehold Improvements and any subsequent Alterations, consistent with the terms as set out in the Tenant Construction Manual.

SECTION 3- ENVIRONMENTAL ASSESSMENT AND REPORTING

3.1

The Landlord and Tenant, acting reasonably and in good faith, agree to cooperate from time to time in determining compliance with the Environmental Objectives as set out in Section 1 herein and in refining such Environmental Objectives from time to time. The Landlord and the Tenant agree to meet periodically in order to determine and discuss the achievement of the Environmental Objectives for the Building and the Premises and any further steps that could be taken to achieve the Environmental Objectives. The Tenant agrees to keep such records as are required by the Landlord to evidence compliance with the Environmental Management Plan.

SECTION 4 - COVENANTS

4.1	The Landlord and Tenant agree to:
(a)	use their reasonable commercial efforts to achieve the Environmental Objectives;
(b)	constructively consult with each other on enhancements that may achieve the Environmental Objectives and consider undertaking any such enhancements; and
(c)	constructively consult with each other on issues, events and circumstances likely to detract from achieving the Environmental Objectives.

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SCHEDULE “C”

FF&E LIST

Item	#	Notes
Electronics/Appliances
Canon C5250 64 Printer/Copier/Scanner	1
Wall mounted televisions	4
Industrial dishwasher	2
Standard dishwasher	1
Fridge	2
Microwave	2
Chairs
Swivel	54
Guest	26
Armchairs	2
Dining	6
Tables
Confererence	1	eight person
	1	twelve to sixteen person
	2	four person (round)
Kitchen/Dining	1	six person
Side Table	1	round, glass
Desks
Reception	1
U-Shaped Executive Desk with 2 drawer	9	3 with overhead hutch additions
legal filing cabinets and filing pedestal
Left hand bullet desks wih filing	3
pedestal
Right hand bullet desks wih filing	7
pedestal
L-shape desks with filing pedestal	9
Computer desk with filing pedestal	1
Hotelling Stations/Desks
2 person hotelling station with filing	1
pedestals
4 person hotelling station with filing	1
pedestals
Credenzas
Small with enclosed cupboards	1
Large with enclosed cupboards	2

Schedule C - 1

Large with two 2-drawer lateral metal	1
filing cabinets built in
Tall credenza with enclosed cupboards	1
Filing Cabinets/Storage Cabinets
4-drawer filing cabinet	2
2-drawer lateral filing cabinet	5
3-drawer metal lateral filing cabint	3
4-drawer metal lateral filing cabint	3
Large 4-shelf metal storage cabinets	2
Wall mounted overhead storage	4
cupboards, enclosed
Freestanding wood look storage	1
locker/closet
Bookcases
2-shelf bookcase	1
3-shelf bookcase	1
4-shelf bookcase	1
5-shelf bookcase	4
Whiteboards
Small/personal use	8
Large/meeting room size	5
Cork Bulletin Boards
Large	2
Small	9
Miscellaneous
4 four foot partition	1

Schedule C - 2